As filed with the Securities and Exchange Commission on January 11, 2019.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________
ENDAVA PLC
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
Not Applicable
(Translation of Registrant’s Name into English)

England and Wales	7371	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
125 Old Broad Street
London EC2N 1AR
United Kingdom
+44 20 7367 1000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
____________
Endava Inc.
757 3rd Avenue Suite 1901
New York, NY, 10017
(212) 920-7240
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Nicole Brookshire Darren DeStefano Richard Segal Cooley LLP 500 Boylston Street, 14th Floor Boston, MA 02116 (617) 937-2300
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☑
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards* provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

*	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
____________
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed Maximum aggregate offering price	Amount of registration fee
Class A ordinary shares, nominal value £0.02 per share	5,829,017	$24.35	$141,936,564	$17,203
________________

(1)
The Class A ordinary shares of Endava plc (the “Registrant”), nominal value £0.02 per share (“Class A Ordinary Shares”), may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents one Class A Ordinary Share. The ADSs issuable upon deposit of the Class A Ordinary Shares registered hereby were registered pursuant to a separate registration statement on Form F-6 (File No. 333-226021), as amended. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction.

(2)
Calculated in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the ADSs as reported on the NYSE on January 9, 2019, which was $24.35 per ADS.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PROSPECTUS (Subject to Completion) Issued              , 2019
5,829,017 American Depositary Shares
REPRESENTING 5,829,017 CLASS A ORDINARY SHARES
____________
The Endava Limited Guernsey Employee Benefit Trust, or the EBT, is offering 4,703,980 American Depositary Shares, or ADSs, and the other selling shareholders identified herein are offering 1,125,037 ADSs. Each ADS represents one Class A Ordinary Share. The ADSs may be evidenced by American Depositary Receipts, or ADRs.
We have three classes of ordinary shares, Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares. The rights of the holders of Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares are identical, except with respect to voting, conversion and transfer rights. Each Class A Ordinary Shares is entitled to one vote per share. Each Class B Ordinary Shares is entitled to ten votes per share and is convertible into one Class A Ordinary Shares, subject to certain restrictions. Each Class C Ordinary Shares is entitled to one vote per share and is convertible into one Class A Ordinary Shares, subject to certain restrictions. As of September 30, 2018, the outstanding Class B ordinary shares represented approximately 91.3% of the voting rights of our outstanding share capital.
Approximately 1,236,450 of the Class A Ordinary Shares and ADS offered by the EBT are deliverable to certain of our current and former employees upon exercise or vesting of outstanding awards granted under the Endava Limited Long Term Incentive Plan, or LTIP, and 3,440,465 of the Class A Ordinary Shares and ADS offered by the EBT are deliverable in settlement of Joint Share Ownership Plan, or JSOP, awards. The EBT may settle the LTIP and JSOP awards by delivering shares or may sell all or a portion of the Class A Ordinary Shares, or ADSs representing Class A Ordinary Shares, registered hereby from time to time and use a portion of the proceeds thereof to settle the JSOP awards or to settle any liability in respect of withholding taxes which arise as a result of the vesting or exercise of LTIP awards.
The remaining 1,125,037 ADSs are being offered by former equity holders of Velocity Partners LLC, or the VP Shareholders, which we acquired in December 2017, who will receive these shares as payment by us of certain contingent purchase price obligations arising from the acquisition.
We will not receive any of the proceeds from the sale of the securities offered by the EBT or the VP Shareholders hereunder. See “Use of Proceeds”. Any such sales may be in market transactions through any market on which our Class A Ordinary Shares and/or ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.
None of the selling shareholders will offer securities hereunder until the lock-ups entered into in connection with our initial public offering expire on January 22, 2019.
Our Class A Ordinary Shares are not listed on any securities exchange or quoted on any automated dealer quotation system. Our ADSs are listed on the New York Stock Exchange, or NYSE, under the ticker symbol “DAVA.” On January 10, 2019, the closing price of our ADSs on the NYSE was $24.38 per ADS.
We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings. The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before purchasing any of our securities.
Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is              , 2019

____________
We are responsible for the information contained in this prospectus, any prospectus supplement and any free-writing prospectus we prepare or authorize. We have not, and the selling shareholders have not, authorized anyone to provide you with different information, and we and the selling shareholders take no responsibility for any other information others may give you. We are not, and the selling shareholders are not, making an offer to sell our Class A Ordinary Shares or ADSs in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any ADSs.
For investors outside the United States, neither we nor the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus outside the United States.
We are a public limited company incorporated under the laws of England and Wales and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 we filed with the SEC, using a shelf registration process. Under the shelf registration process, the selling shareholders named in this prospectus may, from time to time, offer and sell the securities described in this prospectus in one or more offerings.
This prospectus and the documents incorporated by reference herein include important information about us, the Class A Ordinary Shares or ADSs being offered by the selling shareholders and other information you should know before investing. We may provide one or more prospectus supplements that that contain specific information about the terms of a specific offering or otherwise add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in the latest prospectus supplement. This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read both this prospectus and any prospectus supplement together with the additional information about us described in the sections below entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.” You should rely only on information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplements. We have not, and the selling shareholders have not, authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplements. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. Similarly, information in any prospectus supplement is only as of the date of the prospectus supplement. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.
On July 6, 2018, we re-registered Endava Limited as a public limited company and our name was changed from Endava Limited to Endava plc. Unless otherwise indicated or the context otherwise requires, all references in this Prospectus to the terms “Endava,” “Endava Limited,” “Endava plc,” the “Group,” the “Company,” “we,” “us,” and “our” refer to (i) Endava Limited and our wholly-owned subsidiaries for all periods prior to the completion of our corporate reorganization and (ii) Endava plc and our wholly-owned subsidiaries for all periods after the re-registration of Endava Limited as a public limited company.

i

PROSPECTUS SUMMARY
The following summary highlights selected information contained or incorporated by reference into this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A Ordinary Shares or ADSs, you should carefully read this entire prospectus, including our financial statements and the related notes and other documents incorporated by reference in this prospectus, as well as the information under the caption “Risk Factors” and under similar headings in the documents that are incorporated by reference into this prospectus including those listed under the caption “Risk Factors” in our annual report on Form 20-F for the fiscal year ended June 30, 2018.
ENDAVA PLC
We are a leading next-generation technology services provider and help accelerate disruption by delivering rapid evolution to enterprises. We aid our clients in finding new ways to interact with their customers and users, enabling them to become more engaging, responsive and efficient. Using Distributed Enterprise Agile at scale, we collaborate with our clients, seamlessly integrating with their teams, catalyzing ideation and delivering robust solutions. Our approach to ideation comprises an empathy for user needs, curiosity, creativity and a deep understanding of technologies. From proof of concept, to prototype, to production, we use our engineering expertise to deliver enterprise platforms capable of handling millions of transactions per day. Our people, whom we call Endavans, synthesize creativity, technology and delivery at scale in multi-disciplinary teams, enabling us to support our clients from ideation to production.
Waves of technological change are disrupting the nature of competition in every industry. New technologies have enabled the growth and success of companies that leverage these technologies in every aspect of their businesses, or digital native companies, allowing them to be nimble, innovative, data driven and focused on user experience, often through an Agile development approach. Technology has also increased customer expectations, giving customers the ability to choose not only the products and services that they want, but also where, when and how they want them delivered. Incumbent enterprises must undertake digital transformation of their businesses by leveraging technology in order to meet ever-evolving customer expectations and compete with digital native disruptors.
We help our clients become digital, experience-driven businesses by assisting them in their journey from idea generation to development and deployment of products, platforms and solutions. Our expertise spans the ideation-to-production spectrum across three broad solution areas - Digital Evolution, Agile Transformation and Automation - and consists of 12 service offerings: Strategy, Creative and User Experience, Insights through Data, Mobile and IoT, Architecture, Smart Automation, Software Engineering, Test Automation and Engineering, Continuous Delivery, Cloud, Advanced Applications Management and Smart Desk. At the core of our approach is our proprietary Distributed Enterprise Agile scaling framework, known as The Endava Agile Scaling framework, or TEAS. TEAS utilizes common Agile scaling frameworks, but enhances them by balancing the requirements of delivering both quality and speed-to-market, helping our clients release higher-quality products to market faster, respond better to market changes and incorporate customer and user feedback through rapid releases and product iterations. Our deep familiarity with technologies developed over the last decade including mobile connectivity, social media, automation, big data analytics and cloud delivery, as well as next-generation technologies such as IoT, artificial intelligence, machine learning, augmented reality, virtual reality and blockchain, allows us to help our clients transform their businesses.
We locate our nearshore delivery centers in countries that not only have abundant IT talent pools, but also offer us an opportunity to be a preferred employer. We provide services from our nearshore delivery centers, located in two European Union countries – Romania and Bulgaria, three other Central European countries – Macedonia, Moldova and Serbia, and four countries in Latin America – Argentina, Colombia, Uruguay and Venezuela. We have close-to-client offices in four Western European countries – Denmark, Germany, the Netherlands and the United Kingdom, as well as in the United States.

Corporate Information
Our principal executive office is located at 125 Old Broad Street, London EC2N 1AR, United Kingdom and our telephone number is +44 20 7367 1000. Our agent for service of process in the United States is Endava Inc., located at 757 3rd Avenue, Suite 1901 New York, NY, 10017 and the telephone number for Endava Inc. is +1 (212) 920-7240. Our website address is www.endava.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

THE OFFERING

Class A Ordinary Shares offered by the selling shareholders	Up to 5,829,017 Class A Ordinary Shares represented by up to 5,829,017 ADSs.

Use of Proceeds
We will not receive any of the proceeds from the sale of the 1,125,037 Class A Ordinary Shares represented by ADSs offered by the VP Shareholders hereunder.

If all of the 1,236,450 Class A Ordinary Shares reserved for delivery upon exercise of LTIP awards granted in the form of options to our current and former employees are issued upon exercise of awards in full, the EBT will receive total cash proceeds of approximately £6,759. The EBT will not receive cash proceeds in respect of any of the 3,440,465 Class A Ordinary Shares reserved for delivery upon settlement of JSOP awards if the awards are settled by delivery of Class A Ordinary Shares or ADSs. We cannot predict what the proceeds from the sale by the EBT of Class A Ordinary Shares or ADSs not used to equity settle outstanding awards would be, but a portion of the proceeds could be required to be used by the EBT to settle awards which are not equity settled and  any liabilities in respect of withholding taxes which arise as a result of the vesting or exercise of LTIP awards. The EBT intends to use the remaining proceeds, together with any proceeds from the sale of any additional Class A Ordinary Shares or ADSs sold by the EBT and from the exercise of LTIP awards, to repay amounts owed by the EBT to us and to pay administrative expenses. Any amounts remaining after satisfaction of the EBT’s obligations are required by the EBT trust deed to be held on trust for, and may at the discretion of the trustee of the EBT be used for the benefit of, the beneficiaries of the EBT (generally our employees, their spouses and their minor children). See “Use of Proceeds.”

We will not directly receive any proceeds from the sale of the Class A Ordinary Shares or ADSs by the EBT. All net proceeds from the sale of the Class A Ordinary Shares or ADSs covered by this prospectus will go to the EBT. However, the EBT intends to use a portion of the proceeds to repay amounts it owes to us and, even if the proceeds are retained by the EBT, all of the assets and liabilities of the EBT are consolidated in our consolidated financial statements as we have de facto control over the EBT’s net assets. See note 3 to our consolidated financial statements incorporated by reference herein from our Annual Report on Form 20-F for the fiscal year ended June 30, 2018. See “Use of Proceeds.”

None of the selling shareholders will offer securities hereunder until the lock-ups entered into in connection with our initial public offering expire on January 22, 2019.

New York Stock Exchange symbol	“DAVA”

Depositary for ADSs	Citibank, N.A.

Risk Factors
You should read the “Risk Factors” incorporated herein by reference from our annual report on Form 20-F for the fiscal year ended June 30, 2018 for a discussion of factors to consider before deciding to invest in our securities.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risk factors in the documents incorporated by reference in this prospectus, including those listed under the caption “Risk Factors” in our annual report on Form 20-F for the fiscal year ended June 30, 2018, as well as other information we include or incorporate by reference into this prospectus before making an investment decision. If any of the risks are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the price of our ADSs could decline, and you could lose part or all of your investment. If applicable, we may include additional risk factors or updates to previously disclosed risk factors in a prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain, and any prospectus supplement may contain, statements that constitute forward-looking statements. Many forward-looking statements can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “potential” and “should,” among others. Forward-looking statements include, but are not limited to, statements regarding our intent, belief, or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to substantial risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to, those identified under “Risk Factors.” In light of the significant uncertainties inherent in these forward-looking statements, you should not regard these statements as a guarantee by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.
Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus (or the applicable prospectus supplement or incorporated document), and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this prospectus, any prospectus supplement and the documents that we incorporate by reference in this prospectus or have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the 1,125,037 Class A Ordinary Shares represented by ADSs offered by the VP Shareholders hereunder.
If all of the 1,236,450 Class A Ordinary Shares reserved for delivery upon exercise of LTIP awards granted in the form of options to our current and former employees are issued upon exercise of awards in full, the EBT will receive total cash proceeds of approximately £6,759. The EBT will not receive cash proceeds in respect of any of the 3,440,465 Class A Ordinary Shares reserved for delivery upon settlement of JSOP awards if the awards are settled by delivery of Class A Ordinary Shares or ADSs. We cannot predict what the proceeds from the sale by the EBT of Class A Ordinary Shares or ADSs not used to equity settle outstanding awards would be, but a portion of the proceeds could be required to be used by the EBT to settle awards which are not equity settled and any liabilities in respect of withholding taxes which arise as a result of the vesting or exercise of LTIP awards. The EBT intends to use the remaining proceeds, together with any proceeds from the sale of any additional Class A Ordinary Shares or ADSs sold by the EBT and from the exercise of LTIP awards, to repay amounts owed by the EBT to us and to pay administrative expenses. Any amounts remaining after satisfaction of the EBT’s obligations are required by the EBT trust deed to be held on trust for, and may at the discretion of the trustee of the EBT be used for the benefit of, the beneficiaries of the EBT (generally our employees, their spouses and their minor children).
We will not directly receive any proceeds from the sale of the Class A Ordinary Shares or ADSs by the EBT. All net proceeds from the sale of the Class A Ordinary Shares or ADSs covered by this prospectus will go to the EBT. However, the EBT intends to use a portion of the proceeds to repay amounts it owes to us and, even if the proceeds are retained by the EBT, all of the assets and liabilities of the EBT are consolidated in our consolidated financial statements as we have de facto control over the EBT’s net assets. See note 3 to our consolidated financial statements incorporated by reference herein from our Annual Report on Form 20-F for the fiscal year ended June 30, 2018.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2018.
You should read the information in this “Capitalization” section together with the disclosures in “Item 3. Key Information - A. Selected Financial Data”, “Item 5. Operating and Financial Review and Prospects” and our consolidated financial statements and the related notes which are incorporated by reference herein from our Annual Report on Form 20-F for the fiscal year ended June 30, 2018.

As of September 30, 2018
(in thousands, except share and per share data)
Cash and cash equivalents	£41,765
Long term debt, including current portion	53
Shareholders’ equity:
Class A Ordinary Shares, nominal value £0.02 per share; 11,994,980 shares issued and outstanding	240
Class B Ordinary Shares, nominal value £0.02 per share; 27,257,215 shares issued and outstanding	545
Class C Ordinary Shares, nominal value £0.02 per share; 13,780,945 shares issued and outstanding	276
Share premium	48,614
Retained earnings	63,659
Reserves	25,841
Investment in own shares	(2,275)
Total shareholders’ equity	136,900
Total capitalization	£136,953
The outstanding share information in the table above excludes:

•
1,125,037 Class A Ordinary Shares issuable to the VP Shareholders following the closing of our initial public offering in connection with our acquisition of Velocity Partners LLC, or Velocity Partners;

•
360,345 Class A Ordinary Shares that we will be required to issue to certain continuing employees of Velocity Partners over a period of three years following the completion of our initial public offering;

•
5,350,000 Class A Ordinary Shares reserved for future issuance pursuant to our 2018 Equity Incentive Plan, which includes provisions that automatically increase the number of Class A Ordinary Shares reserved for issuance thereunder each year, and which number of reserved shares includes 827,400 Class A Ordinary Shares underlying awards outstanding as of September 30, 2018;

•
154,295 Class A Ordinary Shares issuable as of September 30, 2018 upon the exercise of share options outstanding under plans having no remaining available reserve of shares and which share options are expected to be settled by the issuance of additional shares, at a weighted average exercise price of £0.98 per share; and

•
2,675,000 Class A Ordinary Shares reserved for future issuance pursuant to the Endava plc 2018 Sharesave Plan, which includes provisions that automatically increase the number of Class A Ordinary Shares reserved for issuance thereunder each year, under which no awards were outstanding on September 30, 2018. Awards with respect to 594,028 Class A Ordinary Shares were granted on November 1, 2018.

DILUTION
We are not offering any securities pursuant to this prospectus. The selling shareholders are offering shares of our Class A Ordinary Shares, represented by ADSs, which are or will be outstanding prior to being offered pursuant to this prospectus. As a result, this offering will not have a dilutive effect on our shareholders.

SELLING SHAREHOLDERS
This prospectus relates to the resale, from time to time, by the selling shareholders listed below of an aggregate of 5,829,017 ADSs, representing an equal number of Class A Ordinary Shares.
The address of the Endava Limited Guernsey Employee Benefit Trust is c/o Equiom (Guernsey) Limited, PO Box 175, Frances House, Sir William Place, St Peter Port, Guernsey, GY1 4HQ. The address of the other selling shareholders is c/o Endava plc, 125 Old Broad Street, London EC2N 1AR, United Kingdom.
The percentages of shares owned after the offering are based on 11,994,980 Class A Ordinary Shares outstanding as of September 30, 2018 and assumes the sale by the selling shareholders of all of the ADSs, each representing an equal number of Class A Ordinary Shares, offered hereby.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include ordinary shares which a person has the right to acquire beneficial ownership of within sixty days (or on or before November 29, 2018, which is 60 days from September 30, 2018). These shares are deemed to be outstanding and beneficially owned by the person holding the right to acquire for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Selling Shareholder	Number of Class A Ordinary Shares Beneficially Owned Prior to Offering**	Percentage of Class A Ordinary Shares Beneficially Owned Prior to the Offering	Maximum Number of Class A Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Class A Ordinary Shares Beneficially Owned After the Offering	Percentage of Class A Ordinary Shares Beneficially Owned After the Offering
Endava Limited Guernsey Employee Benefit Trust	4,703,980	39.2%	4,703,980	0	0%
Peter Stroeve(1)	787,525	6.2%	787,525	0	*
All individuals in West Coast Sales and Support participating in Velocity Partner 2010 Sale Participation Program(2) (3 individuals)	112,504	*	112,504	0	*
All individuals in South East Sales and Support participating in Velocity Partner 2010 Sale Participation Program(3) (2 individuals)	112,504	*	112,504	0	*
All individuals in Delivery participating in Velocity Partner 2010 Sale Participation Program(4)(3 individuals)	112,504	*	112,504	0	*
________________

*	indicates less than 1%

**
Other than with respect to Class A Ordinary Shares beneficially owned the Endava Limited Guernsey Employee Benefit Trust, the shares identified as beneficially owned prior to the offering are issuable to the VP shareholders in connection with our acquisition of Velocity Partners and will be issued to the Selling Stockholders following the expiration of the lock-up entered into in connection with our initial public offering. These shares have been treated as beneficially owned by the person holding the right to acquire for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(1)
Consists of 787,525 Class A Ordinary Shares to be issued to Velocity Partners Legacy, Inc. which is wholly owned by Mr. Stroeve. Excludes 252,240 Class A Ordinary Shares issuable to Peter Stroeve pursuant to the Velocity Partners Retention Bonus Plan, of which 84,080 shares may be acquired within 60 days of the date of this prospectus.

(2)
Excludes 36,033 Class A Ordinary Shares issuable to members of the group pursuant to the Velocity Partners Retention Bonus Plan, of which 12,011 shares may be acquired within 60 days of the date of this prospectus.

(3)
Excludes 36,036 Class A Ordinary Shares issuable to members of the group pursuant to the Velocity Partners Retention Bonus Plan, of which 12,012 shares may be acquired within 60 days of the date of this prospectus.

(4)
Excludes 36,036 Class A Ordinary Shares issuable to members of the group pursuant to the Velocity Partners Retention Bonus Plan, of which 12,012 shares may be acquired within 60 days of the date of this prospectus.

PLAN OF DISTRIBUTION
The Endava Limited Guernsey Employee Benefit Trust, or the EBT, is offering 4,703,980 American Depositary Shares, or ADSs and the other selling shareholders identified herein are offering 1,125,037 ADSs. Each ADS represents one Class A Ordinary Share.
None of the selling shareholders will offer securities hereunder until the lock-ups entered into in connection with our initial public offering expire on January 22, 2019.
Approximately 1,236,450 of the Class A Ordinary Shares and ADS offered by the EBT are deliverable to certain of our current and former employees upon exercise or vesting of outstanding awards granted under the Endava Limited Long Term Incentive Plan, or LTIP, and 3,440,465 of the Class A Ordinary Shares and ADS offered by the EBT are deliverable in settlement of Joint Share Ownership Plan, or JSOP, awards. The exercise prices of the awards under the LTIP granted in the form of options range from approximately £0.00 to £0.02 per Class A Ordinary Share and the hurdle price of the awards under the JSOP range from approximately £0.18 to £0.90 per Class A Ordinary Share.
The EBT may settle the LTIP and JSOP awards by delivering shares or may sell all or a portion of the Class A Ordinary Shares, or ADSs representing Class A Ordinary Shares, registered hereby from time to time and use a portion of the proceeds thereof to settle the JSOP awards or to settle any liability in respect of withholding taxes which arise as a result of the vesting or exercise of LTIP awards.
Any sales by the selling shareholders may be directly or through one or more underwriters, broker-dealers or agents. The shares of Class A Ordinary Shares, or ADSs, may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.
These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 of the Securities Act;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
If a selling shareholder effects such transactions by selling Class A Ordinary Shares, or ADSs, to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the Class A Ordinary Shares, or ADSs, for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Class A Ordinary Shares, or ADSs, or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class A Ordinary Shares, or ADSs, in the course of hedging in positions they assume. The selling shareholders may also sell shares of our Class A Ordinary Shares, or ADSs, short and deliver shares of our Class A Ordinary Shares, or ADSs, covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of our Class A Ordinary Shares, or ADSs, to broker-dealers that in turn may sell such shares.
The selling shareholders may pledge or grant a security interest in some or all of the Class A Ordinary Shares, or ADSs, owned by them and, if they default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Class A Ordinary Shares, or ADSs, from time to time pursuant to this prospectus or other applicable provisions of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Class A Ordinary Shares, or ADSs, in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling shareholders and any broker-dealer participating in the distribution of Class A Ordinary Shares, or ADSs, may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Class A Ordinary Shares, or ADSs, is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Class A Ordinary Shares, or ADSs, being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the Class A Ordinary Shares, or ADSs, may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Class A Ordinary Shares, or ADSs, may not be sold unless such Class A Ordinary Shares, or ADSs, have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that the selling shareholders will sell any or all of the shares of the Class A Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.
The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any Class A Ordinary Shares, or ADSs, by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of Class A Ordinary Shares or ADSs, to engage in market-making activities with respect to the Class A Ordinary Shares or ADSs. All of the foregoing may affect the marketability of our Class A Ordinary Shares or ADSs and the ability of any person or entity to engage in market-making activities with respect to our Class A Ordinary Shares or ADSs.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
The following describes our issued share capital, summarizes the material provisions of our articles of association and highlights certain differences in corporate law in the United Kingdom and the United States. Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our articles of association, which are included as an exhibit to the registration statement of which this prospectus is a part and are incorporated herein by reference.
General
Endava plc is a public limited company, originally incorporated pursuant to the laws of England and Wales in February 2006 as a private company with limited liability called Endava Limited, and as the holding company for the Endava group. We have completed a corporate reorganization, pursuant to which all of our shareholders were required to elect to exchange each of the existing ordinary shares in the capital of Endava Limited held by them for the same number of Class B Ordinary Shares or Class C Ordinary Shares; provided, that the EBT exchanged all existing ordinary shares held by it for the same number of Class A Ordinary Shares. Each Class A Ordinary Share is entitled to one vote per share, each Class B ordinary share is entitled to ten votes per share and each Class C ordinary share is entitled to one vote per share.  We are registered with the Registrar of Companies in England and Wales under number 5722669, and our registered office is 125 Old Broad Street, London EC2N 1AR, United Kingdom.
The following description summarizes the most important terms of our share capital. Because this is only a summary of our amended and restated articles of association, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our amended and restated articles of association, which is included as an exhibit to the registration statement of which this prospectus forms a part and incorporated herein by reference, and to the applicable provisions of the Companies Act.
Our Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares will have the rights and restrictions described in “— Key Provisions in our Articles of Association.”
We are not permitted under English law to hold our own shares unless they are repurchased by us and held in treasury.
Issued Share Capital
As of September 30, 2018, our issued share capital comprised of 11,994,980 Class A Ordinary Shares, 27,257,215 Class B Ordinary Shares and 13,780,945 Class C Ordinary Shares with a nominal value of £ 0.02 per share, respectively.
Key Provisions in our Articles of Association
The following is a summary of certain key provisions of our articles of association as currently in effect.
Objects and Purposes
The Companies Act abolished the need for an objects clause and, as such, our objects are unrestricted.
Shares and Rights Attaching to Them
General
Other than the voting rights described herein, all shares have the same rights and rank pari passu in all respects. Subject to the provisions of the Companies Act and any other relevant legislation, our shares may be issued with such preferred, deferred or other rights, or such restrictions, whether in relation to dividends, returns of capital, voting or otherwise, as may be determined by ordinary resolution (or, failing any such determination, as the directors may determine). We may also issue shares which are, or are liable to be, redeemed at the option of us or the holder.

Voting Rights
In accordance with our articles of association, all votes shall take place on a poll at general meetings of shareholders.
The holders of Class A Ordinary Shares are entitled to vote at general meetings of shareholders. Each Class A ordinary shareholder is entitled to one vote for each Class A Ordinary Share held.
For so long as any shares are held in a settlement system operated by the Depository Trust Company, all votes shall take place on a poll.
The holders of Class B Ordinary Shares are entitled to vote at general meetings of shareholders, and have preferential voting rights on a vote taken by way of a poll. Each Class B ordinary shareholder is entitled to ten votes for each Class B ordinary share held.
The holders of Class C Ordinary Shares are entitled to vote at general meetings of shareholders. Each Class C ordinary shareholder is entitled to one vote for each Class C ordinary share held.
In the case of joint holders of a Class A Ordinary Share, a Class B ordinary share or a Class C ordinary share, the vote of the joint holder whose name appears first on the register of members in respect of the joint holding shall be accepted to the exclusion of the votes of the other joint holders.
A shareholder is entitled to appoint another person as his proxy (or in the case of a corporation, a corporative representative) to exercise all or any of his rights to attend and to speak and vote at a general meeting.
Share Conversion
The holders of Class B Ordinary Shares are entitled to elect (at any time after the fifth anniversary of the completion of our initial public offering) to convert their shares into Class A Ordinary Shares on a one-for-one basis. The Class B Ordinary Shares will also automatically convert into Class A Ordinary Shares if (i) the aggregate number of voting rights attaching to the Class B Ordinary Shares then in issue represents less than 10% of the total voting rights in the Company or (ii) any Class B ordinary share is transferred to anyone other than a permitted transferee.
The Class C Ordinary Shares will automatically convert into Class A Ordinary Shares on the second anniversary of the completion of our initial public offering. The Class C Ordinary Shares will also automatically convert into Class A Ordinary Shares upon transfer to anyone other than a permitted transferee.
A “permitted transferee” includes (i) a trust for the benefit of the applicable shareholder or persons other than the applicable shareholder; provided, that the transfer does not involve a disposition for value and the applicable shareholder maintains sole dispositive power and exclusive voting control over the shares, (ii) a pension, profit sharing, stock bonus or other type of plan or trust of which the applicable shareholder is a participant or beneficiary, provided, that the applicable shareholder maintains sole dispositive power and exclusive voting control over the shares, (iii) a corporation, partnership or limited liability company in which the applicable shareholder directly or indirectly maintains sole dispositive power and exclusive voting control over the shares, (iv) an affiliate of the applicable shareholder or (v) a person or entity on the share register of the company at the time of the transfer who is already a holder of the same class of ordinary shares.
Capital Calls
Under our articles of association, the liability of our shareholders is limited to the amount, if any, unpaid on the shares held by them.
The directors may from time to time make calls on shareholders in respect of any monies unpaid on their shares, whether in respect of nominal value of the shares or by way of premium. Shareholders are required to pay called amounts on shares subject to receiving at least 14 clear days’ notice specifying the time and place for payment. “Clear days”

notice means calendar days and excludes the date when the notice was served or deemed to be served and the day for which it is given or on which it is to have effect. If a shareholder fails to pay any part of a call, the directors may serve further notice naming another day not being less than 14 clear days from the date of the further notice requiring payment and stating that in the event of non-payment the shares in respect of which the call was made will be liable to be forfeited. Subsequent forfeiture requires a resolution by the directors.
Restrictions on Voting Where Sums Overdue on Shares
None of our shareholders (whether in person or by proxy or, in the case of a corporate member, by a duly authorized representative) shall (unless the directors otherwise determine) be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.
Dividends
The directors may pay interim and final dividends in accordance with the respective rights and restrictions attached to any share or class of share, if it appears to them that they are justified by the profits available for distribution.
Unless otherwise provided by the rights attaching to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid, and apportioned and paid proportionally to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.
Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the directors resolve, be forfeited and cease to remain owing by us. In addition, we will not be considered a trustee with respect to, or liable to pay interest on, the amount of any unclaimed dividend and any sums unclaimed for 12 months after becoming payable may be invested or otherwise used for our benefit.
We may cease to send any payment in respect of any dividend payable in respect of a share if:

•	in respect of at least two consecutive dividends payable on that share the check, warrant or order has been returned undelivered or remains uncashed; or

•	in respect of one dividend payable on that share the check, warrant or order has been returned undelivered or remains uncashed and reasonable inquiries have failed to establish any new address.
The directors may offer to shareholders the right to elect to receive, in lieu of a dividend, an allotment of new shares credited as fully paid. The directors may also direct payment of a dividend wholly or partly by the distribution of specific assets.
Distribution of Assets on Winding-up
In the event of our winding-up, liquidation or dissolution, any distribution of assets will be made to the holders of Class A Ordinary Shares, Class B Ordinary Shares and any Class C Ordinary Shares in proportion to the number of shares held by each of them, irrespective of the amount paid or credited as paid on any such share.
Variation of Rights
The rights attached to any class may be varied, either while we are a going concern or during or in contemplation of a winding up (a) in such manner (if any) as may be provided by those rights; (b) in the absence of any such provision, with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares); or (c) with the authority of a special resolution passed at a separate meeting of the holders of the shares of that class.

Transfer of Shares
All of our shares are in registered form and may be transferred by an instrument of transfer in any usual or common form or any form acceptable to the directors and permitted by the Companies Act and any other relevant legislation.
The directors may, in their absolute discretion, refuse to register the transfer of a share in certificated form unless: (a) it is fully paid; (b) it is for a share upon which we have no lien; (c) is lodged, duly stamped, at our registered office or at such other place as the directors may appoint and (except in the case of a transfer by a financial institution where a certificate has not been issued in respect of the share) is accompanied by the certificate for the share to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; (d) is in respect of only one class of share; and (e) is in favor of a single transferee or not more than four joint transferees.
The directors may refuse to register a transfer of a share in uncertificated form in any of the circumstances that are allowed or required by the Uncertificated Securities Regulations 2001 (as amended) or other applicable regulations to register the transfer.
Restrictions on Transfers
Save under certain circumstances set out in the articles of association, the holders of Class B Ordinary Shares may not (other than to a permitted transferee):

•	transfer any of their Class B Ordinary Shares during the period of 180 days following July 26, 2018, the date of the prospectus for our initial public offering;

•	transfer in excess of 25% of their Class B Ordinary Shares during the 18-month period following July 26, 2018, the date of the prospectus for our initial public offering;

•	transfer in excess of 40% of their Class B Ordinary Shares during the three-year period following July 26, 2018, the date of the prospectus for our initial public offering; and

•	transfer in excess of 60% of their Class B Ordinary Shares during the five-year period following July 26, 2018, the date of the prospectus for our initial public offering.
The holders of Class C Ordinary Shares may not transfer their shares during the period of 180 days following July 26, 2018, the date of the prospectus for our initial public offering. Save under certain circumstances set out in the articles of association, the holders of Class C Ordinary Shares may not transfer in excess of 25% of their Class C Ordinary Shares during the 18-month period following July 26, 2018, the date of the prospectus for our initial public offering;.
Alteration of Capital
We may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger amount than our existing shares; and sub-divide our shares, or any of them, into shares of a smaller amount than our existing shares; and determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage or be subject to any restriction as compared with the others.
Preemption Rights
There are no rights of preemption under our articles of association in respect of transfers of issued shares. In certain circumstances, our shareholders may have statutory preemption rights under the Companies Act in respect of the allotment of new shares in our company. These statutory preemption rights, when applicable, would require us to offer new shares for allotment to existing shareholders on a pro rata basis before allotting them to other persons. In such circumstances, the procedure for the exercise of such statutory preemption rights would be set out in the documentation by which such shares would be offered to our shareholders. These statutory preemption rights may be disapplied by a special resolution passed by shareholders in a general meeting or a specific provision in our articles of association. Our articles of association disapply these statutory preemption rights for a period of five years from the adoption of our articles of association in respect of shares up to an aggregate nominal value of £3,000,000.
Limitation on Owning Securities
Our articles of association do not restrict in any way the ownership or voting of our shares by non-residents.
Disclosure of Interests in Shares
If we serve a demand on a person under Section 793 of the Companies Act (which requires a person to disclose an interest in shares), that person will be required to disclose any interest he or she has in our shares. Failure to disclose any interest can result in the following sanctions: suspension of the right to attend or vote (whether in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class or to exercise any other right conferred by membership in relation to any such meeting; and where the interest in shares represent at least 0.25% of their class (excluding treasury shares) also the withholding of any dividend payable in respect of those shares and the restriction of the transfer of any shares (subject to certain exceptions).
Directors
Number
Unless and until our shareholders otherwise determine by ordinary resolution, the number of directors shall not be less than two nor more than 15.
Appointment of Directors
Both we, by ordinary resolution, and our directors may appoint a person to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.
Termination of a Director’s Appointment
We may, by special resolution or ordinary resolution in accordance with Section 312 of the Companies Act, remove a director from office. A director may also be required to resign by all of the other directors, and a person would cease to be a director as the result of certain other circumstances as set out in our articles of association, including resignation, by law and continuous non-attendance at board meetings. Directors are not subject to retirement at a specified age limit under our articles of association.
Borrowing Powers
Under our directors’ general power to manage our business, our directors may exercise all our powers to borrow money, to give indemnities or guarantees and to mortgage or charge our undertaking, property, assets and uncalled capital or parts thereof and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of ours or of any third party.
Quorum
The quorum necessary for the transaction of business of the directors may be fixed from time to time by the directors and unless so fixed shall be two directors. A director shall not be counted in the quorum in relation to any resolution on which he or she is not entitled to vote.
Matters arising at a meeting of the board of directors shall be determined by a majority of votes. Where there is an equality of votes, the chairman of our board of directors shall have the casting vote (unless he or she is not entitled to vote on the resolution in question).

Directors’ Interests and Restrictions
Subject to the Companies Act and provided that a director has disclosed to the other directors the nature and extent of any material interest of such director and the other directors have authorized such interest, a director notwithstanding his or her office may:

(1)	be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested

(2)
may be a director or other officer of, or be employed by, or hold any position with, or be a party to any transaction or arrangement with, or otherwise interested in, any entity in which we are interested;

(3)	act by himself or through his firm in a professional capacity for us (except as an auditor) and will be entitled to remuneration for professional services as if he were not a director; and

(4)
hold any office or place of profit with us (except as an auditor) in conjunction with his office as director for such period, and on such terms, including as to remuneration as our board of directors may decide.

A director shall not, unless he agreed otherwise, by reason of his or her office as a director, be accountable to us for any benefit which he or she derives from any interest or position referred to in (1) above and no transaction or arrangement shall be liable to be avoided on the ground of any interest, office, employment or position referred to within (1) above.
The directors may (subject to such terms and conditions, if any, as they may think fit to impose from time to time, and subject always to their right to vary or terminate such authorization) authorize, to the fullest extent permitted by law: (a) any matter which would otherwise result in a director infringing his or her duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests and which may reasonably be regarded as likely to give rise to a conflict of interest (including a conflict of interest and duty or conflict of duties); and (b) a director to accept or continue in any office, employment or position in addition to his or her office as a director, provided that the authorization is effective only if (1) any requirement as to the quorum at the meeting at which the matter is considered is met without counting the director in question or any other interested director, and (2) the matter was agreed to without their voting or would have been agreed to if their votes had not been counted.
Remuneration
The board of directors may determine the amount of fees to be paid to the directors for their services, which must not exceed £2,000,000 per year unless otherwise determined by ordinary resolution.
Any director who holds any other office with us, or who performs or renders any special duties or services outside of the ordinary duties of a director may be paid such additional remuneration as the directors may determine.
The directors may also be paid their reasonable expenses properly incurred by them in connection with the performance of their duties as directors (including the expenses of attending meetings).
Share Qualification of Directors
Our articles of association do not require a director to hold any shares in us by way of qualification. A director who is not a member shall nevertheless be entitled to attend and speak at general meetings.
Indemnity of Officers
Subject to the provisions of any relevant legislation, each of our current or former directors and other officers (as well as those of our subsidiary or sister companies) are entitled to be indemnified by us against all liabilities incurred by him or her in the execution and discharge of his or her duties or in relation to those duties. The Companies Act renders void an indemnity for a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director.
Shareholders Meetings
Calling of General Meetings
A general meeting may be called by the board of directors or the chairman of the board of directors at any time. The directors are also required to call a general meeting once we have received requests from our members to do so in accordance with the Companies Act.
A general meeting may be held both physically and electronically.
Quorum of Meetings
No business shall be transacted at any meeting unless a quorum is present. Two members present in person or by proxy and entitled to vote on the business shall be a quorum.
Attendance
The directors or the chairman of the meeting may attend a general meeting and may direct that any person wishing to attend any general meeting should submit to and comply with such searches or other security arrangements as they consider appropriate in the circumstances.
The directors may make arrangements for simultaneous attendance and participation by electronic means allowing persons not present together at the same place to attend, speak and vote at general meetings.
Differences in Corporate Law
The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

	England and Wales	Delaware
Removal of Directors
Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed, such as allowing the director to make representations against his or her removal either at the meeting or in writing.

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (1) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause, or (2) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors
Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (1) otherwise provided in the certificate of incorporation or bylaws of the corporation or (2) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.
Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting
Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.
Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.
Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

	England and Wales	Delaware
Notice of General Meetings
Under the Companies Act, at least 21 days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 days’ notice is required for any other general meeting of a public limited company. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

Quorum	Subject to the provisions of a company’s articles of association, the Companies Act provides that two shareholders present at a meeting (in person or by proxy) shall constitute a quorum.
The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.
Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Issue of New Shares
Under the Companies Act, the directors of a company must not exercise any power to allot shares or grant rights to subscribe for, or to convert any security into, shares unless they are authorized to do so by the company’s articles of association or by an ordinary resolution of the shareholders. Any authorization given must state the maximum amount of shares that may be allotted under it and specify the date on which it will expire, which must be not more than five years from the date the authorization was given. The authority can be renewed by a further resolution of the shareholders.

Under Delaware law, if the company’s certificate of incorporation so provides, the directors have the power to authorize additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

	England and Wales	Delaware
Preemptive Rights
Under the Companies Act, “equity securities,” being (1) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution, referred to as “ordinary shares,” or (2) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.

Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot
Under the Companies Act, the directors of a company must not allot shares or grant rights to subscribe for or convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act.

Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. The board of directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers
Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, is void. Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to: (1) purchase and maintain insurance against such liability; (2) provide a “qualifying third party indemnity,” or an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is convicted; and (3) provide a “qualifying pension scheme indemnity,” or an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•
any breach of the director's duty of loyalty to the corporation or its stockholders;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
intentional or negligent payment of unlawful dividends or stock purchase or redemptions; or

•
any transaction from which the director derives an improper personal benefit.

	England and Wales	Delaware

Voting Rights
Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by: (1) not fewer than five shareholders having the right to vote on the resolution; (2) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (3) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.
Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions
The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•
the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•
the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•
the approval of the board of directors; and

•
the approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of the corporation entitled to vote on the matter.

	England and Wales	Delaware
Standard of Conduct for Directors
Under English law, a director owes various statutory and fiduciary duties to the company, including:

•
to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•
to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•
to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

•
to exercise independent judgment;

•
to exercise reasonable care, skill and diligence;

•
not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

•
to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.
In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

	England and Wales	Delaware
Shareholder Suits
Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (1) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (2) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•
state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

•
allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•
state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Other U.K. Law Considerations
Squeeze-out
Under the Companies Act, if a takeover offer (as defined in Section 974 of the Companies Act) is made for the shares of a company and the offeror were to acquire, or unconditionally contract to acquire:

(1)	not less than 90% in value of the shares to which the takeover offer relates, or the “Takeover Offer Shares;” and

(2)	where those shares are voting shares, not less than 90% of the voting rights attached to the Takeover Offer Shares, the offeror could acquire compulsorily the remaining 10% within three months of the last day on which its offer can be accepted. It would do so by sending a notice to outstanding shareholders telling them that it will acquire compulsorily their Takeover Offer Shares and then, six weeks later, it would execute a transfer of the outstanding Takeover Offer Shares in its favor and pay the consideration to the company, which would hold the consideration on trust for outstanding shareholders. The consideration offered to the shareholders whose Takeover Offer Shares are acquired compulsorily under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.
Sell-out
The Companies Act also gives minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer (as defined in Section 974 of the Companies Act). If a takeover offer related to all the shares of a company and, at any time before the end of the period within which the offer could be accepted, the offeror held or had agreed to acquire not less than 90% of the shares to which the offer relates, any holder of the shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder notice of his or her right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of the minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period. If a shareholder exercises his or her rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.
Registered Shares
We are required by the Companies Act to keep a register of our shareholders. Under English law, shares are deemed to be issued when the name of the shareholder is entered in our register of members. The register of members therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The register of members generally provides limited, or no, information regarding the ultimate beneficial owners of our shares. Our register of members is maintained by our registrar, Link Asset Services Limited.
Holders of our ADSs are not be treated as our shareholders and their names are therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the Class A Ordinary Shares underlying our ADSs. Holders of our ADSs have a right to receive the Class A Ordinary Shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.
Under the Companies Act, we must enter an allotment of shares in our register of members as soon as practicable and in any event within two months of the allotment. We also are required by the Companies Act to register a transfer of shares (or give the transferee notice of and reasons for refusal as the transferee may reasonably request) as soon as practicable and in any event within two months of receiving notice of the transfer.
We, any of our shareholders or any other affected person may apply to the court for rectification of the register of members if:

•	the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of members; or

•
there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member or on which we have a lien, provided that such delay does not prevent dealings in the shares taking place on an open and proper basis.

Preemptive Rights
English law generally provides shareholders with statutory preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders by way of a special resolution at a general meeting, to disapply preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, or from the date of the shareholder special resolution, if the disapplication is by shareholder special resolution. In either case, this disapplication would need to be renewed by our shareholders upon its expiration (i.e., at least every five years). On May 3, 2018, our shareholders approved the disapplication of preemptive rights for a period of five years from the date of approval, which disapplication will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period). On May 3, 2018, our shareholders approved the disapplication of preemptive rights for the allotment of Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares in connection with our initial public offering when adopting our articles of association.
Distributions and Dividends
Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves, as determined on a non-consolidated basis. The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.
Once we are a public company, it will not be sufficient that we have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement will be imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•
if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of its net assets to less than that total.
Limitation on Owning Securities
Our articles of association do not restrict in any way the ownership or voting of our shares by non-residents.
Disclosure of Interest in Shares
Pursuant to Part 22 of the Companies Act, a company is empowered by notice in writing to require any person whom the company knows to be, or has reasonable cause to believe to be, interested in the company’s shares or at any time during the three years immediately preceding the date on which the notice is issued to have been so interested, within a reasonable time to disclose to the company details of that person’s interest and (so far as is within such person’s knowledge) details of any other interest that subsists or subsisted in those shares.
If a shareholder defaults in supplying the company with the required details in relation to the shares in question, or the Default Shares, the shareholder shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings. Where the Default Shares represent 0.25% or more of the issued shares of the class in question, the directors may direct that

(1)
any dividend or other money payable in respect of the Default Shares shall be retained by the company without any liability to pay interest on it when such dividend or other money is finally paid to the shareholder; and/or

(2)
no transfer by the relevant shareholder of shares (other than a transfer approved in accordance with the provisions of the company’s articles of association) may be registered (unless such shareholder is not in default and the transfer does not relate to Default Shares).

Purchase of Own Shares
English law permits a public limited company to purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, subject to complying with procedural requirements under the Companies Act and provided that its articles of association do not prohibit it from doing so. Our articles of association, a summary of which is provided above, do not prohibit us from purchasing our own shares. A public limited company must not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares.
Any such purchase will be either a “market purchase” or “off market purchase,” each as defined in the Companies Act. A “market purchase” is a purchase made on a “recognized investment exchange (other than an overseas exchange) as defined in the UK Financial Services and Markets Act 2000, or FSMA. An “off market purchase” is a purchase that is not made on a “recognized investment exchange.” Both “market purchases” and “off market purchases” require prior shareholder approval by way of an ordinary resolution. In the case of an “off market purchase,” a company’s shareholders, other than the shareholders from whom the company is purchasing shares, must approve the terms of the contract to purchase shares and in the case of a “market purchase,” the shareholders must approve the maximum number of shares that can be purchased and the maximum and minimum prices to be paid by the company.
The New York Stock Exchange is an “overseas exchange” for the purposes of the Companies Act and does not fall within the definition of a “recognized investment exchange” for the purposes of FSMA and any purchase made by us would need to comply with the procedural requirements under the Companies Act that regulate “off market purchases.”
A share buy back by a company of its shares will give rise to U.K. stamp duty reserve tax and stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the company (rounded up to the next £5.00), and such stamp duty reserve tax or duty will be paid by the company. The charge to stamp duty reserve tax will be canceled or, if already paid, repaid (generally with interest), where a transfer instrument for stamp duty purposes has been duly stamped within six years of the charge arising (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.
Our articles of association do not have conditions governing changes to our capital which are more stringent that those required by law.
Shareholder Rights
Certain rights granted under the Companies Act, including the right to requisition a general meeting or require a resolution to be put to shareholders at the annual general meeting, are only available to our members. For English law purposes, our members are the persons who are registered as the owners of the legal title to the shares and whose names are recorded in our register of members. In the case of shares held in a settlement system operated by the Depository Trust Company, or DTC, the registered member will be DTC’s nominee, Cede & Co. If a person who holds their ADSs in DTC wishes to exercise certain of the rights granted under the Companies Act, they may be required to first take steps to withdraw their ADSs from the settlement system operated by DTC and become the registered holder of the shares in our register of members. A withdrawal of shares from DTC may have tax implications, for additional information on the potential tax implications of withdrawing your shares from the settlement system operated by DTC, see the discussion in the section titled “Item 10. Additional Information.- E. Taxation - U.K. Taxation” included in our annual report on Form 20-F for the fiscal year ended June 30, 2018, which is incorporated herein by reference.
U.K. City Code on Takeovers and Mergers
As a U.K. public company with its place of central management and control inside the United Kingdom, we are subject to the U.K. City Code on Takeovers and Mergers, or the Takeover Code, which is issued and administered by the U.K. Panel on Takeovers and Mergers, or the Takeover Panel. The Takeover Code provides a framework within which takeovers are regulated and conducted. Under Rule 9 of the Takeover Code, when any person acquires, whether by a series of transactions over a period of time or not, an interest in shares which (taken together with shares already held by that person and an interest in shares held or acquired by persons acting in concert with him or her) carry 30% or more of the voting rights of a company that is subject to the Takeover Code, that person is generally required to make a mandatory offer to all the holders of any class of equity share capital or other class of transferable securities carrying voting rights in that company to acquire the balance of their interests in the company.
Our articles of association provide that the three classes of ordinary shares are to be treated as economically identical under an offer.
Any person who, together with persons acting in concert with him or her, is interested in shares representing not less than 30% but does not hold shares carrying more than 50% of the voting rights of a company that is subject to the Takeover Code, and such person, or any person acting in concert with him or her, acquires an additional interest in shares which increases the percentage of shares carrying voting rights in which he or she is interested, then such person is generally required to make a mandatory offer to all the holders of any class of equity share capital or other class of transferable securities carrying voting rights of that company to acquire the balance of their interests in the company. A mandatory offer must be in cash (or with a cash alternative) and at the highest price paid within the preceding 12 months to acquire any interest in shares in the company by the person required to make the offer or any person acting in concert with him or her.
The Takeover Code further provides, among other things, that when any person who, together with persons acting in concert with him or her holds shares representing more than 50% of the voting rights of a company, acquires an interest in shares which carry additional voting rights, then they will not generally be required to make a general offer to the other shareholders to acquire the balance of their shares although individual members of the “Concert Party” (as defined below) will not be able to increase their percentage interest in shares through or between a relevant threshold, without consent of the Takeover Panel.
Persons acting in concert comprise persons who, pursuant to an agreement or understanding (whether formal or informal), co-operate to obtain or consolidate control of a company or to frustrate the successful outcome of an offer  for a company. “Control” means an interest, or interests, in shares carrying in aggregate 30% or more of the voting rights of the company, irrespective of whether such interest or interests give de facto control.
The members of our management whose names are listed in the below table, or the Concert Party, are considered to be acting in concert with each other in relation to us for the purposes of the Takeover Code following admission.  Immediately following date of this prospectus and assuming the sale of 5,829,017 ADSs offered by the selling shareholders in this offering, and the settlement by the EBT of all JSOP and LTIP awards by delivery of Class A Ordinary Shares, the members of the Concert Party will hold, in aggregate, 25,308,005 Class B Ordinary Shares, representing approximately 85.2% of our voting rights upon the closing of this offering.
As the Concert Party will hold more than 50.0% of our voting share capital at the closing of this offering, whether or not the underwriters exercise their over-allotment option in full, members of the Concert Party will be able, subject to note 4 on Rule 9.1 of the Takeover Code, to acquire further interests in shares in us without incurring any obligation under Rule 9 of the Takeover Code to make a general offer.
The respective interests in us the Concert Party members hold are as follows:

	Class A Ordinary Shares Beneficially Owned Before the Offering		Class B Ordinary Shares Beneficially Owned Before the Offering		Class C Ordinary Shares Beneficially Owned Before the Offering		Class A Ordinary Shares Beneficially Owned Following the Offering #		Class B Ordinary Shares Beneficially Owned Following the Offering #		Class C Ordinary Shares Beneficially Owned Following the Offering #		Total Voting Power Following this Offering †
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%	%
John Cotterell(1)	665,825	5.6	9,891,475	36.3	—	—	665,825	5.1	9,891,475	36.3	—	—	33.3
Alex Day(2)	241,160	2.0	3,419,610	12.5	—	—	241,160	1.8	3,419,610	12.5	—	—	11.5
Michael Kinton(3)	50,970	*	2,370,390	8.7	—	—	50,970	*	2,370,390	8.7	—	—	7.9
Goran Stevanovic	—	—	1,662,500	6.1	—	—	—	—	1,662,500	6.1	—	—	5.6
Julian Bull(4)	74,825	*	1,153,010	4.2	—	—	74,825	*	1,153,010	4.2	—	—	3.9
Valentin Metzger(5)	50,735	*	1,071,505	3.9	—	—	50,735	*	1,071,505	3.9	—	—	3.6
Vasile Nedelciuc(6)	14,335	*	1,105,000	4.1	—	—	14,335	*	1,105,000	4.1	—	—	3.7
Graham Lee(7)	101,190	*	823,605	3.0	—	—	101,190	*	823,605	3.0	—	—	2.8
William Breach(8)	50,225	*	652,100	2.4	—	—	50,225	*	652,100	2.4	—	—	2.2
Steve Harding(9)	123,890	1.0	562,775	2.1	—	—	123,890	*	562,775	2.1	—	—	1.9
Rob Machin(10)	194,880	1.6	561,335	2.1	—	—	194,880	1.5	561,335	2.1	—	—	1.9
Barry Risby(11)	40,665	*	433,715	1.6	—	—	40,665	*	433,715	1.6	—	—	1.5
Torgie Teodor	—	—	405,520	1.5	—	—	—	—	405,520	1.5	—	—	1.4
Andrew Allan(12)	50,970	*	412,700	1.5	330,000	2.4	50,970	*	412,700	1.5	330,000	0.24	1.5
Richard Randall(13)	78,080	*	207,095	*	—	—	78,080	*	207,095	*	—	—	*
Simon Whittington(14)	330,300	2.8	300,000	1.1	—	—	330,300	2.5	300,000	1.1	—	—	1.1
Justin Marcucci(15)	—	—	275,670	1.0	—	—	—	—	275,670	1.0	—	—	*
All members of the Concert Party as a group (17 persons)(16)	2,068,050	17.2	25,308,005	92.8	330,000	2.4	2,068,050	15.8	25,308,005	92.8	330,000	0.24	85.3
________________

*	Represents beneficial ownership of less than 1%.

†
Represents the voting power with respect to all of our Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares, voting as a single class. Each Class A Ordinary Share and each Class C Ordinary Share is entitled to one vote per share and each Class B Ordinary Share is entitled to ten votes per share. The Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares will vote together on all matters (including the election of directors) submitted to a vote of shareholders.

#
Assumes settlement by the EBT of all JSOP and LTIP awards by delivery of Class A Ordinary Shares such that immediately following the sale of such shares in the Offering, all Class A Ordinary Shares noted below as held in trust by the EBT for the benefit of a Concert Party will be held directly by the Concert Party member.

(1)
Consists of (1) 7,891,475 Class B Ordinary Shares held directly by Mr. Cotterell, (2) 2,000,000 Class B Ordinary Shares held in a trust of which Mr. Cotterell is a trustee and (3) 665,825 Class A Ordinary Shares held in trust on behalf of Mr. Cotterell by the EBT pursuant to the JSOP.

(2)	Includes 241,160 Class A Ordinary Shares held in trust on behalf of Mr. Day by the EBT pursuant to the JSOP.

(3)	Includes 50,970 Class A Ordinary Shares held in trust on behalf of Mr. Kinton by the EBT pursuant to the JSOP. Excludes 3,750 Class A Ordinary Shares issuable under the Non-Executive Director Plan.

(4)	Includes 74,825 Class A Ordinary Shares held in trust on behalf of Mr. Bull by the EBT pursuant to the JSOP.

(5)	Includes 50,735 Class A Ordinary Shares held in trust on behalf of Mr. Metzger by EBT pursuant to the JSOP.

(6)	Includes 14,335 Class A Ordinary Shares held in trust on behalf of Mr. Nedelciuc by the EBT pursuant to the JSOP.

(7)	Includes 101,190 Class A Ordinary Shares held in trust on behalf of Mr. Lee by the EBT pursuant to the JSOP.

(8)	Includes 50,225 Class A Ordinary Shares held in trust on behalf of Mr. Breach by the EBT pursuant to the JSOP.

(9)	Includes 123,890 Class A Ordinary Shares held in trust on behalf of Mr. Harding by the EBT pursuant to the JSOP.

(10)	Includes 194,880 Class A Ordinary Shares held in trust on behalf of Mr. Machin by the EBT pursuant to the JSOP.

(11)	Includes 40,665 Class A Ordinary Shares held in trust on behalf of Mr. Risby by the EBT pursuant to the JSOP.

(12)
Includes 50,970 Class A Ordinary Shares held in trust on behalf of Mr. Allan by the EBT pursuant to the JSOP, 135,000 Class C Ordinary Shares held by Mr Allan's spouse and 195,000 Class C ordinary shares held by Mr Allan's lineal descendants. Excludes 3,750 Class A Ordinary Shares issuable under the Non-Executive Director Plan. EBT pursuant to the JSOP.

(13)	Includes 78,080 Class A Ordinary Shares held in trust on behalf of Mr. Randall by the EBT pursuant to the JSOP.

(14)	Includes 330,300 Class A Ordinary Shares held in trust on behalf of Mr. Whittington by the EBT pursuant to the JSOP.

(15)	Excludes 17,250 Class A Ordinary Shares issuable under the LTIP.

(16)
Includes (1) 2,068,050 Class A Ordinary Shares held in trust by Equiom pursuant to the JSOP. Excludes (1) 17,250 Class A Ordinary Shares held in trust by the EBT pursuant to the LTIP and (2) 7,500 Class A Ordinary Shares issuable under the Endava 2017 Non-Executive Director Long Term Incentive Plan.

Following the completion of this offering, John Cotterell, our Chief Executive Officer, will beneficially hold shares representing approximately 33.3% of the voting rights of our outstanding share capital, and including the 665,825 Class A Ordinary Shares held in trust on behalf of Mr. Cotterell by the Employee Benefit Trust pursuant to the JSOP. Accordingly, Mr. Cotterell will not be able to acquire further or additional interests in shares that increase the percentage of shares carrying voting rights in which he is interested in without being required to make a mandatory offer to all holders of any class of existing share capital or other class of securities carrying voting rights in our company to acquire the balance of all such interests in our company.
In the event that other holders of Class B Ordinary Shares sell or transfer their shares to third parties, this may result in Mr. Cotterell’s interest in our company passively increasing as a percentage of total shares carrying voting rights outstanding. Under these circumstances, Mr. Cotterell may be required to make a mandatory offer, unless the Takeover Panel agrees to grant a dispensation (which may be subject to conditions, including a vote of disinterested shareholders). To prevent any requirement on the part of Mr. Cotterell (or any other holder of Class B Ordinary Shares) from being subject to an obligation to make a mandatory offer as a result of a passive increase in voting rights held, our articles of association contain certain provisions for an appropriate number of Class B Ordinary Shares held by him to be redesignated as Class A Ordinary Shares or Class C Ordinary Shares so that the relevant percentage of interests in voting rights do not passively increase and/or trigger the requirement to make a mandatory offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Citibank, N.A., or Citibank, has agreed to act as the depositary for the ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safe keep the securities on deposit. In this case, the custodian is Citibank, N.A., London Branch, located at 25 Canada Square, Canary Wharf, London E14 5LB, United Kingdom.
We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement will be on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to registration number 333-226021 when retrieving such copy.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one Class A Ordinary Share that is on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-Class A Ordinary Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class A Ordinary Shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the Class A Ordinary Shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Class A Ordinary Shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the Class A Ordinary Shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable Class A Ordinary Shares with the beneficial ownership rights and interests in such Class A Ordinary Shares being at all times vested with the beneficial owners of the ADSs representing the Class A Ordinary Shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Other Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes, and expenses.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales. The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares
Whenever we make a free distribution of Class A Ordinary Shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A Ordinary Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the Class A Ordinary Shares deposited or modify the ADS-to-Class A Ordinary Shares ratio, in which case each ADS you hold will represent rights and interests in the additional Class A Ordinary Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-Class A Ordinary Share ratio upon a distribution of Class A Ordinary Shares will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Class A Ordinary Shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the Class A Ordinary Shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to purchase additional Class A Ordinary Shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.
The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new Class A Ordinary Shares other than in the form of ADSs. The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.
The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, Class A Ordinary Shares, or rights to purchase additional Class A Ordinary Shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you;

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.
The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the Class A Ordinary Shares on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the Class A Ordinary Shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes, and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.
Changes Affecting Class A Ordinary Shares
The Class A Ordinary Shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation, or any other reclassification of such Class A Ordinary Shares or a recapitalization, reorganization, merger, consolidation, or sale of assets of our company.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Class A Ordinary Shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Class A Ordinary

Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Class A Ordinary Shares
The depositary may create ADSs on deposit Class A Ordinary Shares with the custodian. The depositary will deliver these ADSs to the person indicated by the depositor of the Class A Ordinary Shares only after payment of any applicable issuance fees and any charges and taxes payable for the transfer of the Class A Ordinary Shares to the custodian. The ability to deposit Class A Ordinary Shares and receive ADSs may be limited by the legal considerations in the United States and England and Wales applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Class A Ordinary Shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
When you make a deposit of Class A Ordinary Shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the Class A Ordinary Shares are duly authorized, validly issued, fully paid, non-assessable, and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such Class A Ordinary Shares have been validly waived or exercised;

•	you are duly authorized to deposit the Class A Ordinary Shares;

•
the Class A Ordinary Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage, or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement);

•	the Class A Ordinary Shares presented for deposit have not been stripped of any rights or entitlements; and

•	the deposit of shares does not violate any applicable provision of English law.
If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine, or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes, and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.
To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges, and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Class A Ordinary Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying Class A Ordinary Shares at the custodian’s offices. Your ability to withdraw the Class A Ordinary Shares held in respect of the ADSs may be limited by the legal considerations in the United States and England and Wales applicable at the time of withdrawal. In order to withdraw the Class A Ordinary Shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A Ordinary Shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A Ordinary Shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time except as a result of:

•
temporary delays that may arise because (i) the transfer books for the Class A Ordinary Shares or ADSs are closed, or (ii) Class A Ordinary Shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges;

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit;

•	other circumstances specifically contemplated by Section I.A.(I) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).
The deposit agreement may not be modified to impair your right to withdraw the Class A Ordinary Shares represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Class A Ordinary Shares represented by your ADSs. The voting rights of holders of Class A Ordinary Shares are described in “Description of Share Capital and Articles of Association-Articles of Association” in this prospectus. At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the Class A Ordinary Shares represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote (or cause the custodian to vote) the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•
If voting at the shareholders’ meeting by show of hands: The depositary will vote (or cause the custodian to vote) all the securities represented by ADSs in accordance with the voting instructions received from a majority of the ADS holders who provided voting instructions.

•
If voting at the shareholders’ meeting by poll: The depositary will vote (or cause the custodian to vote) the securities represented by ADSs in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.
Fees and Charges
As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Class A Ordinary Shares or upon a change in the ADS(s)-to-Class A Ordinary Shares ratio), excluding ADS issuances as a result of distributions of Class A Ordinary Shares
Up to $0.05 per ADS issued
Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property or upon a change in the ADS(s)-to-Class A Ordinary Shares ratio, or for any other reason)	Up to $0.05 per ADS canceled
Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per ADS held
Distribution of ADSs pursuant to (i) share dividends or other free share distributions, or (ii) exercise of rights to purchase additional ADSs	Up to $0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to $0.05 per ADS held
ADS Services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary
As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•
the registration fees as may from time to time be in effect for the registration of Class A Ordinary Shares on the share register and applicable to transfers of Class A Ordinary Shares to or from the name of the custodian, the depositary, or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex, and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•
the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Class A Ordinary Shares, ADSs, and ADRs; and the fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.
In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.
Amendments and Termination
We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A Ordinary Shares represented by your ADSs (except as permitted by law). We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
Termination
After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up, and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of Notices, Reports and Proxy Soliciting Material
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•
The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•
The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A Ordinary Shares, for the validity or worth of the Class A Ordinary Shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices, or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•
We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•
We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•
We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Class A Ordinary Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•
We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A Ordinary Shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.
Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.
Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.
Pre-Release Transactions
Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker/dealers ADSs before receiving a deposit of Class A Ordinary Shares or release Class A Ordinary Shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the Class A Ordinary Shares on deposit in the aggregate, but such limit may be changed or disregarded from time to time as the depositary deems appropriate) and imposes a number of conditions on such transactions (e.g., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.
Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the Class A Ordinary Shares represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary may refuse to issue ADSs; to deliver, transfer, split, and combine ADRs; or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial
The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) are governed by the laws of England and Wales.
AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AGAINST US AND/OR THE DEPOSITARY ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs.

LEGAL MATTERS
The validity of the Class A Ordinary Shares offered hereby will be passed upon for us by Cooley (UK) LLP.
EXPERTS
The consolidated financial statements of Endava plc, as of June 30, 2018, and 2017 and for each of the years in the three year period ended June 30,2018, are incorporated by reference in this prospectus and in the registration statement in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated in this prospectus by reference, and upon the authority of said firm as experts in accounting and auditing. The registered business address of KPMG LLP is 15 Canada Square, London E14 5GL.
The financial statements of Velocity Partners as of December 31, 2015 and 2016, and for the years then ended, included in this prospectus have been so included in reliance on the report of Moss Adams LLP, independent auditor, given upon the authority of such firm as experts in accounting and auditing. The registered business address of Moss Adams LLP is 999 Third Avenue Suite 2800, Seattle, WA 98104-5057.

EXPENSES OF THE OFFERING
We will pay all expenses of the registration of Class A Ordinary Shares and ADSs pursuant to the registration statement of which this prospectus forms a part; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.
We estimate that our expenses in connection with this offering will be as follows:

Amount
Securities and Exchange Commission registration fee	$17,203
Legal fees and expenses	20,000
Accounting fees and expenses	20,000
Miscellaneous costs	2,797
Total	$60,000

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES
We are incorporated and currently existing under the laws of England and Wales. In addition, certain of our directors and officers reside outside the United States, and most of the assets of our non-U.S. subsidiaries are located outside the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws. In addition, uncertainty exists as to whether the courts of England and Wales would:

•
Recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
We have been advised by Cooley LLP that there is currently no treaty between (1) the United States and (2) England and Wales providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether predicated solely upon the United States securities laws, would not be automatically enforceable in England and Wales. We have also been advised by Cooley LLP that any final and conclusive monetary judgment for a definite sum obtained against us in United States courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•	the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;

•
England and Wales courts had jurisdiction over the matter on enforcement and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;

•
the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law);

•	the judgment was not procured by fraud;

•	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

•
the U.S. judgment was not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act;

•	there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and

•	the English enforcement proceedings were commenced within the limitation period.
Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.
Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.
If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act covering the Class A Ordinary Shares represented by ADSs to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the ADSs offered by this prospectus, we refer you to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by the filed exhibits.
The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC. We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We also maintain a website at http://www.investors.endava.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference.

INCORPORATION BY REFERENCE
We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

(1)	Our Annual Report on Form 20-F for the fiscal year ended June 30, 2018 (File No. 001-38607), filed with the SEC on October 11, 2018;

(2)
Our Current Reports on Form 6-K (File No. 001-38607), filed with the SEC on November 29, 2018, other than Exhibit 99.2 and the portions of Exhibit 99.1 under the caption "Outlook" and on December 18, 2018;   and

(3)
The descriptions of our Ordinary Shares and ADSs contained in our Registration Statement on Form 8-A filed with the SEC on July 24, 2018 (File No. 001-38607) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Endava plc, 125 Old Broad Street, London EC2N 1AR, United Kingdom, attention Company Secretary; telephone: +44 20 7367 1000; e-mail: investors@endava.com.
You also may access these filings on our website at www.investors.endava.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

Report of Independent Auditors
To the Member
Velocity Partners, LLC and Subsidiaries
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Velocity Partners, LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income and comprehensive income, changes in member’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Velocity Partners, LLC and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ Moss Adams LLP
Seattle, Washington
December 20, 2017

Velocity Partners, LLC and Subsidiaries
CONSOLIDATED BALANCE SHEETS

ASSETS
	December 31,
	2016	2015
CURRENT ASSETS
Cash and cash equivalents	$4,600,242	$4,927,270
Accounts receivable, net of allowance for doubtful accounts of $164,000 and $122,000, respectively	5,253,102	4,064,356
Prepaid expenses and other	1,473,663	984,920
Total current assets	11,327,007	9,976,546
PROPERTY AND EQUIPMENT, at cost
Computer equipment	996,998	701,700
Leasehold improvements	649,616	361,713
Office furniture	348,036	233,777
	1,994,650	1,297,190
Less accumulated depreciation and amortization	(758,630)	(613,651)
	1,236,020	683,539
DEPOSITS	70,442	47,574
Total Assets	$12,633,469	$10,707,659

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES
Accounts payable	$196,014	$121,573
Accrued liabilities	365,682	362,822
Accrued wages and benefits	4,213,286	3,097,942
Current portion of long-term debt	269,617	156,991
Total current liabilities	5,044,599	3,739,328
DEFERRED INCOME TAX	31,568	1,419
LONG-TERM DEBT, net of current portion	329,371	74,991
Total liabilities	5,405,538	3,815,738
MEMBER’S EQUITY
Member’s equity	8,916,092	8,360,981
Accumulated other comprehensive loss	(1,688,161)	(1,469,060)
Total member’s equity	7,227,931	6,891,921
Total liabilities and member’s equity	$12,633,469	$10,707,659

See accompanying notes.

Velocity Partners, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2016	2015
REVENUE	$34,675,330	$29,088,879
COST OF REVENUE	19,850,218	15,797,442
GROSS PROFIT	14,825,112	13,291,437
GENERAL AND ADMINISTRATIVE EXPENSES	8,718,882	7,369,348
INCOME FROM OPERATIONS	6,106,230	5,922,089
OTHER INCOME (EXPENSE)
Interest income	10,406	7,338
Interest expense	(12,805)	(12,289)
Gain on foreign currency exchange	142,596	401,887
Other (loss) income	(21,090)	1,182
	119,107	398,118
INCOME BEFORE INCOME TAX	6,225,337	6,320,207
INCOME TAX PROVISION
Current tax	(332,746)	(387,692)
Deferred tax (benefit)	(30,149)	11,538
	(362,895)	(376,154)
CONSOLIDATED NET INCOME	5,862,442	5,944,053
OTHER COMPREHENSIVE LOSS - net change in foreign currency translation adjustment	(219,101)	(579,936)
COMPREHENSIVE INCOME	$5,643,341	$5,364,117

See accompanying notes.

Velocity Partners, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

	Member’s Equity	Accumulated Other Comprehensive Loss	Total Member’s Equity
BALANCE, December 31, 2014	$5,101,591	$(889,124)	$4,212,467
Foreign currency translation adjustment	—	(579,936)	(579,936)
Member distributions	(2,684,663)	—	(2,684,663)
Consolidated net income	5,944,053	—	5,944,053
BALANCE, December 31, 2015	8,360,981	(1,469,060)	6,891,921
Foreign currency translation adjustment	—	(219,101)	(219,101)
Member distributions	(5,307,331)	—	(5,307,331)
Consolidated net income	5,862,442	—	5,862,442
BALANCE, December 31, 2016	$8,916,092	$(1,688,161)	$7,227,931

See accompanying notes.

Velocity Partners, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers	$33,608,090	$29,065,123
Cash paid to suppliers, employees, and subcontractors	(27,539,513)	(22,682,702)
Interest received	10,406	7,338
Interest paid	(12,805)	(12,289)
Income taxes paid	(332,746)	(387,692)
Net cash from operating activities	5,733,432	5,989,778
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(901,034)	(501,196)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances on line of credit	528,011	1,068,984
Payments on line of credit	(528,011)	(1,068,984)
Proceeds from long-term debt	523,900	—
Payments on long-term debt	(156,894)	(158,153)
Member distributions	(5,307,331)	(2,684,663)
Net cash from financing activities	(4,940,325)	(2,842,816)
EFFECT OF EXCHANGE RATE ON CASH FLOWS	(219,101)	(579,936)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(327,028)	2,065,830
CASH AND CASH EQUIVALENTS, beginning of year	4,927,270	2,861,440
CASH AND CASH EQUIVALENTS, end of year	$4,600,242	$4,927,270
RECONCILIATION OF CONSOLIDATED NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Consolidated net income	$5,862,442	$5,944,053
Adjustments to reconcile consolidated net income to net
Depreciation and amortization	348,553	290,382
Changes in operating assets and liabilities
Accounts receivable, net	(1,188,746)	(426,825)
Prepaid expenses and other	(488,743)	(235,325)
Deposits	(22,868)	(26,077)
Accounts payable	74,441	(405,106)
Accrued liabilities	2,860	160,750
Accrued wages	1,115,344	699,464
Deferred income tax	30,149	(11,538)
NET CASH FROM OPERATING ACTIVITIES	$5,733,432	$5,989,778

See accompanying notes.

Velocity Partners, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Note 1 – Nature of Operations
Velocity Partners, LLC and Subsidiaries (the Company) provides Agile software development services to companies throughout the United States and internationally. Velocity Partners, LLC, a Washington limited liability company, is headquartered in Bothell, Washington and was established in 2007.
Velocity Partners, LLC has two wholly-owned subsidiaries, Velocity Partners Vnz, S.C.A. and Velocity Partners Holdings, Inc. Velocity Partners Vnz, S.C.A. operates and is located in Venezuela. Velocity Partners Holdings, Inc. is located in Washington and has three wholly-owned subsidiaries, Velocity Partners Argentina, S.R.L., Velocity Partners Colombia, S.A.S., and Velocity Partners Uruguay, S.R.L, which operate and are located within Argentina, Colombia, and Uruguay, respectively.
Note 2 – Summary of Significant Accounting Policies
Principles of consolidation and basis of presentation – The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and include the accounts of Velocity Partners, LLC, its wholly-owned subsidiaries, Velocity Partners Vnz, S.C.A. and Velocity Partners Holdings, Inc. and its wholly-owned subsidiaries, Velocity Partners Argentina, S.R.L., Velocity Partners Colombia, S.A.S., and Velocity Partners Uruguay, S.R.L. All significant intercompany accounts and transactions have been eliminated in consolidation.
Velocity Partners, LLC settles transactions with Velocity Partners Argentina, S.R.L. by purchasing American Depository Receipts (ADRs). ADRs are a negotiable certificate issued by a United States bank representing a specified number of shares in a foreign stock that is traded on a United States exchange. ADRs in transit are considered cash equivalents as they will be settled within three days of receipt. Velocity Partners, LLC did not hold ADRs as of December 31, 2016. The recorded value of ADRs was $250,922 as of December 31, 2015.
Revenue recognition – The Company’s revenue is derived primarily from providing software development, consulting, and other technical services under contracts with its customers. Revenue is recognized as services are provided. Approximately 13% and 15% of the Company’s net revenue were with one customer for the years ended December 31, 2016 and 2015, respectively.
Cash and cash equivalents – For purposes of reporting cash flows, cash includes all cash on hand, cash in banks, and all highly liquid investment instruments with original maturities of three months or less as cash and cash equivalents. Balances, at times, may exceed federally insured limits. The Company had cash of $1,251,796 and $569,503 in foreign bank accounts at December 31, 2016 and 2015, respectively.
Accounts receivable – Accounts receivable are customer obligations due under normal trade terms and are recorded at amounts billed. Accounts receivable are considered past due when payment is not received within standard payment terms. The Company does not generally accrue interest on accounts receivable. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the aging of balances outstanding. Balances still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. The Company has an allowance for doubtful accounts of $164,000 and $122,000 at December 31, 2016 and 2015, respectively. Two customers accounted for 24% of accounts receivable at December 31, 2016. One customer accounted for 13% of accounts receivable at December 31, 2015.
Property and equipment – Property and equipment is recorded at cost. Depreciation expense is calculated using the straight-line method over a useful life of 1.5 to 10 years. Leasehold improvements are amortized over the lesser of the estimated useful life or the term of the lease including renewal options. Depreciation and amortization expense totaled $348,553 and $290,832 for the years ended December 31, 2016 and 2015, respectively.

Advertising – The Company expenses advertising as incurred. Advertising expense was $141,867 and $97,947 for the years ended December 31, 2016 and 2015, respectively.
Income taxes – Velocity Partners, LLC and Subsidiaries has elected to be treated as an S-Corporation for U.S. income tax purpose. Accordingly, since the individual member will be responsible for U.S. federal income taxes on the Velocity Partners, LLC and Subsidiaries’ income, no provision for U.S. federal income taxes has been provided for within the consolidated financial statements.
Velocity Partners Vnz, S.C.A., Velocity Partners Argentina, S.R.L. and Velocity Partners Colombia, S.A.S. use the asset and liability method of accounting for income tax. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. In addition, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment.
Effective for the fiscal year beginning January 1, 2016, the Company has chosen to early adopt the revised standards under Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. Under this early adoption, the Company has retrospectively applied the revised provisions of Accounting Standards Codification (ASC) 740-10, which state that in a classified statement of financial position, an entity shall classify deferred tax liabilities and assets as noncurrent amounts. The early adoption of the revised provisions under ASC 740-10 was determined preferable by the Company due to the expected reduced complexity in preparation of the Company’s consolidated financial statements while maintaining user-relevant financial information. In years prior to 2016, deferred income taxes were separated and classified as current and noncurrent assets and liabilities. In accordance with ASU 2015-07, in 2016 the Company has classified all deferred tax amounts as noncurrent. Similarly, the Company has reclassified all deferred taxes at December 31, 2015, as noncurrent to give retroactive effect to this change.
The Company recognizes the tax benefit from uncertain tax position only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.
Comprehensive income (loss) – The Company reports and displays comprehensive income (loss) and its components in the consolidated financial statements. Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of consolidated net income. Comprehensive income (loss) is the total of consolidated net income and other comprehensive income (loss), which for the Company is comprised of unrealized gains and losses on foreign currency translation adjustments.
Foreign currency translation – The Company considers the functional currency of Velocity Partners Argentina S.R.L, to be the Argentine Peso. The Company considers the functional currency of Velocity Partners Colombia, S.A.S., to be the Colombian Peso. The Company considers the functional currency of Velocity Partners Uruguay, S.R.L., to be the Uruguayan Peso. The Company considers the functional currency of Velocity Partners Vnz, S.C.A., to be the Venezuelan Bolivar. Assets and liabilities of foreign operations are translated into U.S. dollars using rates of exchange in effect at the end of the reporting period. Income and expense accounts are translated into U.S. dollars using average rates of exchange. Resulting translation adjustments are presented as a separate component of the consolidated statement of comprehensive income in the accompanying consolidated financial statements. The rates of exchange used to translate the operations of Velocity Partners Argentina, S.R.L, Velocity Partners Colombia, S.A.S., and Velocity Partners Uruguay S.R.L. were obtained from Oanda. The rate of exchange used to translate the operations of Velocity Partners Vnz, S.C.A. is the SIMADI.
Effective January 1, 2010, Venezuela is considered to be highly inflationary. As such, the financial statements of Velocity Partners Vnz, S.C.A. should be re-measured as if its functional currency were the reporting currency

(US dollars). Re-measurement gains and losses should be recognized in earnings rather than in the cumulative translation adjustment within accumulated other comprehensive income. Management has elected to report the operations of Velocity Partners Vnz, S.C.A. in the Venezuelan Bolivar and believes that re-measurement gains or losses would be immaterial to the consolidated financial statements as a whole.
Use of estimates – The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Subsequent events – Subsequent events are events or transactions that occur after the consolidated balance sheet date but before consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated balance sheet but arose after the consolidated balance sheet date and before the consolidated financial statements are issued.
Recent accounting pronouncements – In November 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-18, Statement of Cash Flows – Restricted Cash. The new standard requires restricted cash to be included in cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This guidance is effective for nonpublic entities for annual reporting periods beginning on or after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company is currently evaluating the impact of the standard on the consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016‐02, Leases, which provides new guidelines that change the accounting for leasing arrangements. ASU 2016‐02 primarily changes the accounting for lessees, requiring lessees to record assets and liabilities on the statement of assets and liabilities for most leases. This standard is effective for nonpublic entities for annual reporting periods beginning on or after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. The Company is currently evaluating the impact of the standard on the consolidated financial statements.
In August 2014, the FASB issued ASU 2014‐15, Presentation of Financial Statements—Going concern, which provides new guidance on when and how to disclose going concern uncertainties. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year and to provide certain footnote disclosures if conditions or events raise substantial doubt about an entity’s ability to continue as a going concern. The new standard is effective for fiscal years and interim periods within those fiscal years ending after December 15, 2016, with early adoption permitted. Management has adopted this guidance for the year ended December 31, 2016. The adoption of this standard did not have a material impact on the consolidated financial statements.
In May 2014, the FASB issued ASU No. 2014‐09, Revenue from Contracts with Customers, which is a comprehensive new revenue recognition standard. The new standard allows for a full retrospective approach to transition or a modified retrospective approach. This guidance is effective for nonpublic entities for annual reporting periods beginning on or after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company is currently evaluating the impact of the standard on the consolidated financial statements.
Note 3 – Line of Credit
The Company has a revolving line of credit with Banner Bank that expires on July 30, 2018, with maximum borrowings up to $3,500,000, and bears interest at the prime rate as published in the Wall Street Journal (3.75% at December 31, 2016). There was no outstanding balance at December 31, 2016 or 2015. The line of credit is collateralized by substantially all of the Company’s assets. The line is personally guaranteed by the member of the Company and is cross-collateralized with the notes payable (Note 4). The Company is required to maintain a minimum level of working capital and tangible net worth. Management believes that the Company is in compliance with these covenants as of December 31, 2016 and 2015.
Note 4 – Long Term Debt

	2016	2015
Note payable to Banner Bank in monthly installments of $17,660, including interest at Prime (3.75% at December 31, 2016) plus .25%, maturing December 2019. The note is collateralized by substantially all of the Company’s assets and guaranteed by the member.	$523,900	$—
Note payable to Banner Bank in monthly installments of $6,976, including interest at 3.75%, and matured in November 2017. The note was collateralized by substantially all of the Company’s assets and guaranteed by the member.	75,088	154,275
Note paid in full in 2016.	—	77,707
	598,988	231,982
Less current portion	(269,617)	(156,991)
Long-term portion	$329,371	$74,991
Maturities of long-term debt are as follows:

2017	$269,617
2018	202,430
2019	126,941
$598,988
The Banner Bank term debt is cross collateralized, contains cross-default provisions, and is subject to financial measurement covenants (Note 3).
Note 5 – Lease Commitments
The Company leases office space in Washington State, Argentina, Colombia, Uruguay, and Venezuela and leases software under noncancelable operating leases with unrelated parties. These leases mature through May 2020. Lease expense for the years ended December 31, 2016 and 2015, was $533,322 and $418,693, respectively.
At December 31, 2016, minimum rental payments due under the real estate leases are as follows:

2017	$662,829
2018	404,362
2019	336,239
2020	313,195
$1,716,625

Note 6 – Income Tax
The provision for income taxes consists of the following:

	2016	2015
Income tax expense – current
Argentina	$244,106	$310,171
Colombia	64,599	77,521
Venezuela	14,985	9,056
	323,690	396,748
Income tax expense (benefit) – deferred
Argentina	835	7,417
Colombia	—	(19,130)
Venezuela	38,370	(8,881)
	39,205	(20,594)
Total income tax expense	$362,895	$376,154
The total tax provision differs from the amount computed using the U.S. federal statutory income tax rate as follows:

	2016	2015
Provision for income tax at the statutory rate of 35%	$2,178,868	$2,212,150
Tax effect of nontaxable net income for LLC and S-Corp	(1,869,959)	(1,843,047)
Adjusted provision for income taxes at the statutory rate of 35%	308,909	369,103
Increase (decrease) in tax resulting from
Permanent differences	68,370	41,827
Statutory rate differences/changes and other	(14,384)	(34,776)
Total income tax expense	$362,895	$376,154
Tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

	2016	2015
Deferred income tax asset (liability)
Depreciation method differences	$21,199	$(20,549)
Accrued liabilities	(52,767)	19,130
Total deferred income taxes, net	$(31,568)	$(1,419)
The Company files income tax returns in the U.S. federal jurisdiction, Argentina, Venezuela, and Colombia. Management does not believe that the Company has any material uncertain tax positions. As of December 31, 2016 and 2015, there is no accrued interest or penalties recorded in the consolidated financial statements.
Note 7 – Subsequent Events
The Company has evaluated subsequent events through December 20, 2017, which is the date the consolidated financial statements were issued. In October 2017, the Company entered into a Letter of Intent to sell the 100% of the equity interests of the Company. The sale is subject to final approval by the Company and potential buyer and is expected to occur in December 2017. There were no other events that occurred subsequent to December 31, 2016, and through this date, that required adjustment, or additional disclosure in, these consolidated financial statements.

Velocity Partners, LLC and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	September 30,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,832.895	$4,985,952
Accounts receivable, net	5,378,483	4,712,947
Prepaid expenses and other	2,048,259	1,751,603
Total current assets	13,259,637	11,450,502
PROPERTY AND EQUIPMENT, at cost
Computer equipment	1,192,214	989,916
Leasehold improvements	683,426	362,063
Office furniture	361,173	228,838
	2,236,813	1,580,817
Less accumulated depreciation and amortization	(982,748)	(785,491)
	1,254,065	795,326
DEPOSITS	51,918	77,333
Total assets	$14,565,620	$12,323,161
LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$193,088	$197,133
Accrued liabilities	330,151	273,270
Accrued wages and benefits	5,392,978	4,425,904
Current portion of long-term debt	216,971	95,762
Total current liabilities	6,133,188	4,992,069
DEFERRED INCOME TAX	55,876	31,508
LONG-TERM DEBT, net of current portion	266,608	388,644
Total liabilities	6,455,672	5,412,221
MEMBER’S EQUITY
Member’s equity	9,929,085	8,493,031
Accumulated other comprehensive loss	(1,819,137)	(1,582,091)
Total member’s equity	8,109,948	6,910,940
Total liabilities and member’s equity	$14,565,620	$12,323,161

See accompanying notes.

Velocity Partners, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Nine Month Periods Ended September 30,
	2017	2016
REVENUE	$29,137,165	$25,548,712
COST OF REVENUE	17,576,909	14,238,384
GROSS PROFIT	11,560,256	11,310,328
GENERAL AND ADMINISTRATIVE EXPENSES	6,890,589	6,359,626
INCOME FROM OPERATIONS	4,669,667	4,950,702
OTHER INCOME (EXPENSE)
Interest income	7,889	7,884
Interest expense	(23,444)	(7,398)
Gain (loss) on foreign currency exchange	(81,712)	58,516
Other (loss) income	87,287	(10,730)
	(9,980)	48,272
INCOME BEFORE INCOME TAX	4,659,687	4,998,974
INCOME TAX PROVISION
Current tax expense	(236,912)	(256,026)
Deferred tax expense	(48,173)	(31,508)
	(285,085)	(287,534)
CONSOLIDATED NET INCOME	4,374,602	4,711,440
OTHER COMPREHENSIVE LOSS
Net change in foreign currency translation adjustment	(130,976)	(113,031)
COMPREHENSIVE INCOME	$4,243,626	$4,598,409

See accompanying notes.

Velocity Partners, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

	Member’s Equity	Accumulated Other Comprehensive Loss	Total Member’s Equity
BALANCE, January 1, 2016	$8,360,981	$(1,469,060)	$6,891,921
Foreign currency translation adjustment	—	(113,031)	(113,031)
Member contributions	26,680	—	26,680
Member distributions	(4,606,070)	—	(4,606,070)
Consolidated net income	4,711,440	—	4,711,440
BALANCE, September 30, 2016	$8,493,031	$(1,582,091)	$6,910,940

BALANCE, January 1, 2017	$8,916,092	$(1,688,161)	$7,227,931
Foreign currency translation adjustment	—	(130,976)	(130,976)
Member distributions	(3,361,609)	—	(3,361,609)
Consolidated net income	4,374,602	—	4,374,602
BALANCE, September 30, 2017	$9,929,085	$(1,819,137)	$8,109,948

See accompanying notes.

Velocity Partners, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine-Month Periods Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers	$29,017,359	$24,947,907
Cash paid to suppliers, employees, and subcontractors	(23,658,217)	(19,908,642)
Interest received	7,889	7,884
Interest paid	(23,444)	(7,398)
Income taxes paid	(260,777)	(257,445)
Net cash from operating activities	5,082,810	4,782,306
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(242,163)	(283,627)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances on line of credit	—	528,011
Payments on line of credit	—	(528,011)
Proceeds from long-term debt	76,100	375,000
Payments on long-term debt	(191,509)	(122,576)
Member contributions	—	26,680
Member distributions	(3,361,609)	(4,606,070)
Net cash from financing activities	(3,477,018)	(4,326,966)
EFFECT OF EXCHANGE RATE ON CASH FLOWS	(130,976)	(113,031)
NET CHANGE IN CASH AND CASH EQUIVALENTS	1,232,653	58,682
CASH AND CASH EQUIVALENTS, beginning of period	4,600,242	4,927,270
CASH AND CASH EQUIVALENTS, end of period	$5,832,895	$4,985,952
RECONCILIATION OF CONSOLIDATED NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Consolidated net income	$4,374,602	$4,711,440
Adjustments to reconcile consolidated net income to net cash from operating activities
Depreciation and amortization	224,118	171,840
Deferred income tax	24,308	30,089
Changes in operating assets and liabilities
Accounts receivable	(125,381)	(648,591)
Prepaid expenses and other	(574,596)	(766,683)
Deposits	18,524	(29,759)
Accounts payable	(2,926)	75,560
Accrued liabilities	(35,531)	(89,552)
Accrued wages and benefits	1,179,692	1,327,962
NET CASH FROM OPERATING ACTIVITIES	$5,082,810	$4,782,306

See accompanying notes.

Velocity Partners, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Note 1 – Nature of Operations
Velocity Partners, LLC and Subsidiaries (the Company) provides Agile software development services to companies throughout the United States and internationally. Velocity Partners, LLC, a Washington limited liability company, is headquartered in Bothell, Washington, and was established in 2007.
Velocity Partners, LLC has two wholly-owned subsidiaries: Velocity Partners Vnz, S.C.A. and Velocity Partners Holdings, Inc. Velocity Partners Vnz, S.C.A. operates and is located in Venezuela. Velocity Partners Holdings, Inc. is located in Washington and has three wholly-owned subsidiaries: Velocity Partners Argentina, S.R.L., Velocity Partners Colombia, S.A.S., and Velocity Partners Uruguay, S.R.L, which operate and are located within Argentina, Colombia, and Uruguay, respectively.
Note 2 – Summary of Significant Accounting Policies
Principles of consolidation and basis of presentation – The consolidated financial statements for the nine-month periods ended September 30, 2017 and 2016, have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and include the accounts of Velocity Partners, LLC; Velocity Partners Vnz, S.C.A.; Velocity Partners Holdings, Inc.; Velocity Partners Argentina, S.R.L.; Velocity Partners Colombia, S.A.S.; and Velocity Partners Uruguay, S.R.L. All significant intercompany accounts and transactions have been eliminated in consolidation.
Revenue recognition – The Company’s revenue is derived primarily from providing software development, consulting, and other technical services under contracts with its customers. Revenue is recognized as services are provided. Approximately 14% of the Company’s net revenue were from one customer for the nine-month period ended September 30, 2016. No one customer accounted for more than 10% of the Company’s net revenue for the nine-month period ended September 30, 2017.
Cash and cash equivalents – For purposes of reporting cash flows, cash includes all cash on hand, cash in banks, and all highly liquid investment instruments with original maturities of three months or less as cash and cash equivalents. Balances, at times, may exceed federally insured limits. The Company had cash of $1,175,284 and $1,080,485 in foreign bank accounts at September 30, 2017 and 2016, respectively.
Accounts receivable – Accounts receivable are customer obligations due under normal trade terms and are recorded at amounts billed. Accounts receivable are considered past due when payment is not received within standard payment terms. The Company does not generally accrue interest on accounts receivable. Management provides for probable uncollectible amounts based on its assessment of the aging of balances outstanding. Balances still outstanding after management has used reasonable collection efforts are written off. The Company has an allowance for doubtful accounts of $195,500 and $153,500 at September 30, 2017 and 2016, respectively. No one customer accounted for more than 10% of accounts receivable at September 30, 2017 or 2016.
Property and equipment – Property and equipment is recorded at cost. Depreciation expense is calculated using the straight-line method over a useful life of 1.5 to 10 years. Leasehold improvements are amortized over the lesser of the estimated useful life or the term of the lease including renewal options. Depreciation and amortization expense totaled $256,357 and $171,840 for the nine-month periods ended September 30, 2017 and 2016, respectively.
Advertising – The Company expenses advertising as incurred. Advertising expense was $140,685 and $96,899 for the nine-month periods ended September 30, 2017 and 2016, respectively.
Income taxes – Velocity Partners, LLC and Subsidiaries has elected to be treated as an S-Corporation for U.S. income tax purposes. Accordingly, since the individual member will be responsible for U.S. federal income taxes on Velocity Partners, LLC and Subsidiaries’ income, no provision for U.S. federal income taxes has been provided for within the consolidated financial statements.

Velocity Partners Vnz, S.C.A.; Velocity Partners Argentina, S.R.L.; and Velocity Partners Colombia, S.A.S. use the asset and liability method of accounting for income tax. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. In addition, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment.
Effective for the period beginning January 1, 2016, the Company has chosen to early adopt the revised standards under Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. Under this early adoption, the Company has retrospectively applied the revised provisions of Accounting Standards Codification (ASC) 740-10, which state that in a classified statement of financial position, an entity shall classify deferred tax liabilities and assets as noncurrent amounts. The early adoption of the revised provisions under ASC 740-10 was determined preferable by the Company due to the expected reduced complexity in preparation of the Company’s consolidated financial statements while maintaining user- relevant financial information. In periods prior to 2016, deferred income taxes were separated and classified as current and noncurrent assets and liabilities. In accordance with ASU 2015-07, at September 30, 2017 and 2016, the Company has classified all deferred tax amounts as noncurrent.
The Company recognizes the tax benefit from uncertain tax position only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.
Comprehensive income (loss) – The Company reports and displays comprehensive income (loss) and its components in the consolidated financial statements. Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of consolidated net income. Comprehensive income (loss) is the total of consolidated net income and other comprehensive income (loss), which for the Company is comprised of unrealized gains and losses on foreign currency translation adjustments.
Foreign currency translation – The Company considers the functional currency of Velocity Partners Argentina S.R.L, to be the Argentine Peso. The Company considers the functional currency of Velocity Partners Colombia, S.A.S., to be the Colombian Peso. The Company considers the functional currency of Velocity Partners Uruguay, S.R.L., to be the Uruguayan Peso. The Company considers the functional currency of Velocity Partners Vnz, S.C.A., to be the Venezuelan Bolivar. Assets and liabilities of foreign operations are translated into U.S. dollars using rates of exchange in effect at the end of the reporting period. Income and expense accounts are translated into U.S. dollars using average rates of exchange. Resulting translation adjustments are presented as a separate component of the consolidated statement of comprehensive income in the accompanying consolidated financial statements. The rates of exchange used to translate the operations of Velocity Partners Argentina, S.R.L, Velocity Partners Colombia, S.A.S., and Velocity Partners Uruguay S.R.L. were obtained from Oanda. The rate of exchange used to translate the operations of Velocity Partners Vnz, S.C.A. was the SIMADI rate through April 2017. In May 2017, the rate of exchange used to translate the operations of Velocity Partners Vnz. S.C.A. is the DICOM rate.
Effective January 1, 2010, Venezuela is considered to be highly inflationary. As such, the financial statements of Velocity Partners Vnz, S.C.A. should be re-measured as if its functional currency were the reporting currency (US dollars). Re-measurement gains and losses should be recognized in earnings rather than in the cumulative translation adjustment within accumulated other comprehensive income. For the nine-month period ended September 30, 2016, management elected to report the operations of Velocity Partners Vnz, S.C.A. in the Venezuelan Bolivar and concluded that re-measurement gains or losses were immaterial to the consolidated financial statements as a whole. For the nine-month period ended September 30, 2017, the financial statements of Velocity Partners Vnz, S.C.A. were re-measured to US dollars and a re-measurement loss of $502,218 was recorded within gain (loss) on foreign currency exchange on the consolidated statement of income and comprehensive income.

Use of estimates – The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Subsequent events – Subsequent events are events or transactions that occur after the consolidated balance sheet date but before consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated balance sheet but arose after the consolidated balance sheet date and before the consolidated financial statements are issued.
Recent accounting pronouncements – In February 2016, the FASB issued ASU No. 2016-02, Leases, which provides new guidelines that change the accounting for leasing arrangements. ASU 2016-02 primarily changes the accounting for lessees, requiring lessees to record assets and liabilities on the statement of assets and liabilities for most leases. This standard is effective for nonpublic entities for annual reporting periods beginning on or after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. The Company is currently evaluating the impact of the standard on the consolidated financial statements.
In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going concern, which provides new guidance on when and how to disclose going concern uncertainties. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year and to provide certain footnote disclosures if conditions or events raise substantial doubt about an entity’s ability to continue as a going concern. The new standard is effective for fiscal years and interim periods within those fiscal years ending after December 15, 2016, with early adoption permitted. Management has adopted this guidance for the period ended September 30, 2017. The adoption of this standard did not have a material impact on the consolidated financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which is a comprehensive new revenue recognition standard. The new standard allows for a full retrospective approach to transition or a modified retrospective approach. This guidance is effective for nonpublic entities for annual reporting periods beginning on or after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company is currently evaluating the impact of the standard on the consolidated financial statements.
Note 3 – Line of Credit
The Company has a revolving line of credit with Banner Bank that expires on July 30, 2018, with maximum borrowings up to $3,500,000, and bears interest at the prime rate as published in the Wall Street Journal (4.25% at September 30, 2017). There was no outstanding balance at September 30, 2017 or 2016. The line of credit is collateralized by substantially all of the Company’s assets. The line is personally guaranteed by the member of the Company and is cross-collateralized with the notes payable (Note 4). The Company is required to maintain a minimum level of working capital and debt over effective tangible net worth. Management believes that the Company is in compliance with these covenants as of September 30, 2017 and 2016.

Note 4 – Long Term Debt

	2017	2016
Note payable to Banner Bank in monthly installments of $18,203, including interest at the prime rate (4.25% at September 30,2017) plus .25%, maturing December 2019. The note is collateralized by substantially all of the Company’s assets and guaranteed by the member.	$469,925	$375,000
Note payable to AmericanWest Bank in monthly installments of $6,976, including interest at 3.75%, and matured in November 2017. The note was collateralized by substantially all of the Company’s assets and guaranteed by the member.	13,654	95,182
Note payable to AmericanWest Bank in monthly installments of $7,212, including interest at 3.75%, and matured in November 2016. The note was collateralized by substantially all of the Company’s assets and guaranteed by the member.	—	14,224
	483,579	484,406
Less current portion	(216,971)	(95,762)
Long-term portion	$266,608	$388,644
Maturities of long-term debt for the calendar years ending December 31 are as follows:

2017	$63,611
2018	205,409
2019	214,559
$483,579
The Banner Bank term debt is cross-collateralized, contains cross-default provisions, and is subject to financial measurement covenants (Note 3).
Note 5 – Lease Commitments
The Company leases office space in Washington State, Argentina, Colombia, Uruguay, and Venezuela and leases software under noncancelable operating leases with unrelated parties. These leases mature through October 2020. Lease expense for the nine-month periods ended September 30, 2017 and 2016, was $547,701 and $329,590, respectively.
At September 30, 2017, minimum rental payments due under the real estate leases for the calendar years ending December 31 are as follows:

2018	$197,246
2019	754,569
2020	707,255
2021	488,281
$2,147,351
Note 6 – Income Tax
The Company’s effective tax rate is calculated for the interim periods based upon current assumptions relating to the full year’s estimated operating results and various tax-related items. The Company’s effective tax rate for the nine-month periods ended September 30, 2017 and 2016, was 6.56% and 5.83%, respectively. The difference between the effective tax rates and the U.S. federal statutory rate of 34% for the nine-month periods ended September 30, 2017 and 2016, was primarily due to the US company, Velocity Partners, LLC, being a nontaxable entity for U.S. income tax purposes. The Company accounts for foreign tax accruals on all foreign jurisdictions except for Velocity Partners Uruguay, S.R.L. due to the Company not having Uruguay-sourced income. The income tax expense for the nine months ended September 30, 2017 and 2016, relates to accruals for foreign income taxes in the foreign jurisdiction of each subsidiary corporation of the Company. The income tax expense recorded in Velocity Partners Colombia, S.A.S. and Velocity Partners Argentina, S.R.L. includes foreign tax credit accruals of $282,796 and $248,767 for the nine-month periods ended September 30, 2017 and 2016, respectively, which will be available to the U.S. member when they are paid.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the Tax Act). The Tax Act is a broad and complex change to the U.S. tax code. The main provision of the Tax Act which may be applicable to the Company is a mandatory inclusion of previously deferred “post-1986 accumulated earnings and profits prior to January 1, 2018” or “Transition Tax” on Velocity Partners Colombia, S.A.S. and Velocity Partners Vnz, S.C.A. The Company has not included the Transition Tax at the S‑Corporation level as the member may elect to defer payment of the Transition Tax under IRC Sec 965(j) with respect to the S‑Corporation until the member's taxable year which includes the triggering event with respect to the Transition Tax liability. Any net tax liability deferred under the preceding sentence shall be assessed on the member’s return as additional tax due in the member's taxable year which includes such triggering event. Thus, if such election is made, the Transition Tax liability will be calculated to include all other foreign corporations owned by the member and included on the member’s tax return. No accrual has been made for the Company in the nine-month period ended September 30, 2017.
Note 7 – Subsequent Events
The Company has evaluated subsequent events through February 23, 2018, which is the date the consolidated financial statements were issued. On December 29, 2017, the Company entered into an Equity Purchase Agreement to sell 100% of the equity interests of the Company for a purchase price of $42,325,000 in cash plus contingent consideration. There were no other events that occurred subsequent to September 30, 2017, and through this date that required adjustment to, or additional disclosure in, these consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
The following unaudited pro forma condensed combined statement of income (the “pro forma income statement”) for the fiscal year ended June 30, 2018 reflects the acquisition of 100% of the equity interests of Velocity Partners, LLC (together with its affiliated entities, “Velocity” or “VP”) by Endava plc (together with its subsidiaries, “Endava”), as well as the related financing transaction consummated in connection with this acquisition. Hereinafter, this business combination is referred to as the “Acquisition.”
The unaudited pro forma income statement has been derived from Endava’s and Velocity’s historical statements of income and gives effect to the consummation of the Acquisition as if it had occurred on July 1, 2017, which was the beginning of Endava’s 2018 fiscal year.
Prior to consummation of the Acquisition, Velocity’s fiscal year ended on December 31st; whereas, Endava’s fiscal year ends on June 30th. Accordingly, the pro forma income statement for the fiscal year ended June 30, 2018 combines (1) Endava’s consolidated statement of income for the annual period ended June 30, 2018, as incorporated by reference in this prospectus, and (2) Velocity’s unaudited results for the period from July 1, 2017 through December 29, 2017, reflecting Velocity’s interim period results through the date of the Acquisition and prior to consolidation by Endava. Separate financial statements reflecting Velocity’s results for the periods January 1, 2017 through December 29, 2017 and July 1, 2017 through December 29, 2017 have not been included in this prospectus, as they are not required based upon the Acquisition date.
The combined historical financial information of Endava and Velocity has been adjusted to reflect factually supportable items that are directly attributable to the Acquisition and the related financing transaction. For purposes of preparing the unaudited pro forma income statement that follows, adjustments have only been made to reflect items that are expected to have a continuing impact on the combined results of the post-Acquisition business and to remove the nonrecurring transaction costs attributable to the Acquisition. These pro forma adjustments to the statement of income include (1) adjustments to conform the presentation and classification of items reflected in Velocity’s income statement to Endava’s presentation and classification, (2) income statement adjustments resulting from the application of acquisition accounting, such as the incremental amortization expense attributable to the recognition of an identified definitive-life intangible asset at fair value, (3) financing adjustments, and (4) certain tax-related adjustments. The unaudited pro forma adjustments are based on information available and certain assumptions and estimates that Endava believes are reasonable under the circumstances. The pro forma condensed combined income statement does not give effect to the costs of any integration activities, benefits that may result from the realization of future cost savings from operating efficiencies or any other synergies that may result from the acquisition of Velocity.
Since Endava’s reporting currency is the British Pound (“GBP”), and Velocity’s results were reported in U.S. dollars prior to the Acquisition, the preparation of the accompanying pro forma income statement required the translation of Velocity’s historical financial information to the GBP. In addition, certain pro forma adjustments required translation from U.S. dollar amounts to GBP amounts. All U.S. dollar amounts that required translation to GBP amounts for purposes of preparing the pro forma income statement for the annual period ended June 30, 2018 - that is, whether presented in Velocity’s historical financial statements or identified as pro forma adjustments - were translated using Endava’s weighted-average exchange rate of $1.3185 to £1.00 for the period ended December 29, 2017, reflecting the period prior to the Acquisition and the consolidation of Velocity by Endava.
The pro forma condensed combined income statement gives effect to the application of the acquisition method of accounting for business combinations. For accounting purposes, Endava has been treated as the acquirer, and Velocity has been treated as the acquiree.
The application of the acquisition method of accounting requires the completion of certain valuations and other studies necessary to allocate the acquisition date purchase price to the acquired assets and assumed liabilities of Velocity, on the basis of their respective fair values. Any excess purchase price is then allocated to goodwill. Estimates of the fair value of Velocity’s tangible and intangible assets that were acquired and liabilities that were assumed were determined based upon established valuation techniques and procedures completed within the allowable measurement period of one year from the Acquisition date.
The accompanying pro forma income statements have been provided for informational purposes only. They do not purport to represent what the actual consolidated results of operations of Endava would have been had the Acquisition occurred on the date assumed and should not be considered representative or indicative of the future consolidated results of operations of the combined businesses of Endava and Velocity. The pro forma income statement should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined income statement, as well as with (1) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (2) Endava’s audited consolidated financial statements and accompanying notes for the annual period ended June 30, 2018, which have been incorporated by reference in this prospectus.
Unaudited Pro Forma Condensed Combined Statement of Income
for the Year Ended June 30, 2018
(in £ '000s, except oustanding shares and per share amounts)

	Historical Endava	Pre-acquisition historical results of Velocity LLC 07/01/17 - 12/29/17	Reclassification Adjustments		Transaction Adjustments		Pro forma
Revenue	217,613	15,102	—		—		232,715
Costs of Sales
- Direct Costs of Sales	(132,775)	(8,853)	—		—		(141,628)
- Allocated Costs of Sales	(12,668)	(564)	99	(5)	—		(13,133)
Total Cost of Sales	(145,443)	(9,417)	99		—		(154,761)
Gross Profit	72,170	5,685	99		—		77,954
Selling, General, and Administrative Expenses	(46,737)	(13,051)	(99)	(5)	9,476	(6a)	(50,411)
Operating Profit	25,433	(7,366)	—		9,476		27,543
Other Income (Expense)
Finance Costs	(818)	(11)	(11)	(5)	(228)	(6b)	(1,068)
Finance Income	35	7	144	(5)	(7)	(6c)	179
Gain on Foreign Currency Exchange	—	(11)	11	(5)	—		—
Other Gain / (Loss)	—	144	(144)	(5)	—		—
Net Finance (Expense) / Income	(783)	129	—		(235)		(889)
Profit Before Tax	24,650	(7,237)	—		9,241		26,654
Tax on Profit of Ordinary Activities	(5,675)	(182)	—		(429)	(6d)	(6,286)
Profit For The Year And Profit Attributable To Owners Of The Parent	18,975	(7,419)	—		8,812		20,368
Weighted average number of shares outstanding	45,100,165						45,100,165
Weighted average number of shares outstanding (diluted)	50,426,216				766,918	(6e)	51,193,134
Earnings Per Share:
Basic EPS	£0.42						£0.45
Diluted EPS	£0.38						£0.40
See the accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
1.    Description of the Transaction
On December 29, 2017, Endava entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Velocity, pursuant to which Endava acquired 100% of the equity interests of Velocity. Velocity provides software development services to clients based in North America. Endava acquired Velocity for total consideration of £45.9 million, which included £28.6 million upfront closing cash consideration, £4.4 million of held back cash consideration, £11.7 million of contingent cash and/or equity consideration, and £1.2 million of contingent consideration due upon receipt of certain tax refunds (the “contingent tax refund consideration”).  The estimated fair value of the aggregate purchase consideration was approximately £44.9 million.  The total cash consideration of £33.0 million, consisting of the upfront cash consideration and the held back cash consideration, was assigned an estimated fair value of approximately £32.8 million, reflecting a present value discount of approximately £0.2 million applied to the £4.4 million of cash (£4.2 million after discount) that was held back and for which a letter of credit was obtained to secure indemnification obligations.  The contingent cash and/or equity consideration was assigned an estimated fair value of £10.9 million as of the closing date, reflecting consideration of the various factors that ultimately impacted the amount, timing, and manner of settlement, on a probability-weighted basis.  This contingent consideration was ultimately settled using the Company’s equity based upon the conditions specified in the Purchase Agreement, including the performance of Endava’s traded shares subsequent to the Company’s initial public offering (“IPO”). The contingent tax refund consideration was assigned a value of approximately £1.2 million, reflecting cash payments that Endava will be required to remit to the former equity holders of Velocity if Endava receives certain tax refunds from pre-acquisition tax periods.
With respect to the contingent consideration, Endava is obligated to issue 1,125,035 of its Class A ordinary shares upon expiration of the lock-up period following its IPO. The contingent consideration related to the Acquisition has also impacted the earnings of Endava, as Endava was required to (1) remeasure the fair value of the contingent liability at each reporting period until the settlement amount was finalized and (2) record changes in fair value in earnings. The total acquisition purchase price has been calculated as follows (in thousands):

Net cash paid (1)	£32,784
Acquisition date fair value of contingent equity consideration	10,933
Acquisition date fair value of contingent tax refund consideration	1,170
Fair value of consideration transferred	£44,887
________________

(1)	Inclusive of £7,963 of taxes withheld and to be remitted to foreign governments and £4.4 million of cash held back (with a fair value of £4.2 million) to secure indemnification obligations.

The purchase price was allocated to the underlying assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The purchase price was allocated as follows (in thousands):

Fair value of consideration transferred	£44,887
Net identifiable assets acquired	(20,675)
Goodwill	£24,212
The purchase price allocation was derived from estimates of the fair value of the tangible and intangible assets and liabilities of Velocity, using established valuation techniques. Endava’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, materially affect Endava’s results of operations. The total purchase price was allocated to identifiable assets acquired and liabilities assumed, based upon valuation procedures performed during the allowable measurement period of one year from the Acquisition date.

2.    Basis of Pro Forma Presentation
For purposes of preparing the pro forma income statement for the year ended June 30, 2018, Velocity’s unaudited results reported for the period from July 1, 2017 through December 29, 2017 (the period prior to the Acquisition date and consolidation by Endava) were translated from US dollars to GBP using the following weighted-average foreign exchange rate for the period: $1.3185 to £1.00. The following table illustrates the translation of Velocity’s reported results for purposes of preparing the pro forma income statement for the year-ended June 30, 2018 (in thousands):

	Period Ending 29-Dec-17 VP (USD)	TRANSLATION AT $1.3185 = £1 Period Ending 29-Dec-17 VP (GBP)
Revenue	19,912	15,102
Costs of Sales
Direct Costs of Sales	(11,673)	(8,853)
Allocated Costs of Sales	(744)	(564)
Total Cost of Sales	(12,417)	(9,417)
Gross Profit	7,495	5,685
Selling, General and Administrative Expense	(17,208)	(13,051)
Operating Loss	(9,713)	(7,366)
Other Income (Expense)
Finance Costs	(15)	(11)
Finance Income	9	7
Gain (loss) on Foreign Currency Exchange	(14)	(11)
Other Gain / (Loss)	189	144
Net Finance (Expense) / Income	169	129
Loss Before Tax	(9,544)	(7,237)
Tax on Profit of Ordinary Activities	(240)	(182)
Profit For The Year And Profit Attributable To Owners Of The Parent	(9,784)	(7,419)
3.    Accounting Policies
In connection with the preparation of the pro forma income statement for the fiscal year-ended June 30, 2018, management performed a comparative analysis of (1) the accounting policies of Endava and Velocity and (2) the IFRS accounting principles applied by Endava versus the U.S. Generally Accepted Accounting Principles (“GAAP”) applied by Velocity. Management did not identify any material differences in the accounting policies or accounting principles applied by the two companies. Accordingly, the pro forma income statement for the year-ended June 30, 2018 did not require pro forma adjustments to conform the legacy accounting policies and principles applied by Velocity to those applied by Endava.
4.    Financing Transactions
On December 19, 2017, Endava (1) extinguished its existing revolving credit facility, under which the borrowing capacity was fully utilized on the date of extinguishment, and (2) executed an agreement for a new revolving credit facility that provided the additional borrowing capacity used to fund a portion of the Acquisition purchase price (the “Debt Refinancing”). Upon execution of the agreement for the Debt Refinancing, Endava borrowed (A) £15.9 million, which was utilized to settle the debt outstanding under the prior revolving credit agreement and (B) $31 million, which was applied toward the cash portion of the Acquisition purchase price.

5.    Reclassifications of Velocity Historical Financial Information
The following table presents the reclassification adjustments that were made to conform the classification and presentation of certain expenses reflected in Velocity’s consolidated statement of income to Endava’s classification and presentation (in thousands):

	Historical Endava	Pre-acquisition historical results of Velocity LLC 7/1/17 - 12/29/17	Reclassification Adjustments	Historical as reclassified before pro forma adjustments
Cost of Sales (1)	(145,443)	(9,417)	99	(154,761)
Selling, General, and Administrative Expenses (1)	(46,737)	(13,051)	(99)	(59,887)
Finance Costs (2)	(818)	(11)	(11)	(840)
Finance Income (2)	35	7	144	186
Gain on Foreign Currency Exchange (2)	—	(11)	11	—
Other Gain / (Loss) (2)	—	144	(144)	—
________________

(1)	Reclassifications conform the classification and presentation of certain internet costs incurred by Velocity to the classification and presentation of such costs in the financial statements of Endava.

(2)	Reclassifications conform Velocity’s other income (expense) classification and presentation to be consistent with the financial statements of Endava.

6.    Unaudited Pro Forma Condensed Combined Statement of Income Adjustments
The following transaction-related adjustments have been made to the pro forma income statement:
(a) The pro forma adjustment to selling, general and administrative expenses reported in the pro forma income statement for the year-ended June 30, 2018 is comprised of the following components (in thousands):

Year Ended June 30, 2018
Equity Bonus Compensation Expense (1)	£(639)
LTIP Stock Option Compensation Expense (2)	(29)
Incremental Amortization Expense (3)	(779)
Transaction Costs (4)	10,923
Net Pro Forma Adjustment	£9,476
________________

(1)
A portion of the aggregate pro forma adjustment of approximately £9.5 million to the combined selling, general and administrative costs recognized by Endava and Velocity for the year-ended June 30, 2018 reflects the estimated incremental compensation expense expected to be recognized based upon the equity bonus payment arrangements entered into with certain continuing employees of Velocity. Under these arrangements (the “Compensation Arrangements”), Endava is obligated to make a total potential payment of up to £3.7 million to certain continuing employees of Velocity between the closing date of the Acquisition and December 29, 2020 (the “Service Period”). Under the terms of the Compensation Arrangements, and based upon the performance of Endava’s shares subsequent to completion of its IPO on July 27, 2018, on each anniversary of the closing of the Acquisition through the end of the Service Period, Endava is obligated to issue a fixed number of ordinary shares; provided that the first such issuance is due upon the expiration of the lock-up period with respect to the IPO. Compensation expense reflected in the pro forma financial statements assumes (1) the Compensation Arrangements were entered into on July 1, 2017, (2) one third of the issued awards vest during each full annual period, and (3) translation of compensation expense to GBP at the applicable average foreign currency exchange rate for the period presented.

(2)
A portion of the aggregate pro forma adjustment of approximately £9.5 million to the combined selling, general and administrative costs recognized by Endava and Velocity for the year-ended June 30, 2018 reflects the estimated incremental share-based compensation expense expected to be recognized based upon the issuance of certain Long-Term Incentive Plan (“LTIP”) awards to continuing Velocity employees in connection with the Acquisition. These awards were not replacement awards for existing stock options held by the continuing Velocity employees. Instead, Endava issued the awards to incentivize the employees to remain with the combined business following the Acquisition.

Endava estimated the aggregate grant date fair value of the awards using a Black-Scholes model. For purposes of the pro forma income statements, Endava has recorded share-based compensation expense under the assumption that 100% of the issued awards will vest over a five-year period that corresponds with the awards banking term. The actual annual post-Acquisition share-based compensation expense that Endava will recognize in future periods is directly impacted by the period of continued employment of the award recipients.

(3)
A portion of the aggregate pro forma adjustment of approximately £9.5 million to the combined selling, general and administrative costs recognized by Endava and Velocity for the year-ended June 30, 2018 reflects estimated incremental amortization expense expected to be incurred based upon the fair value and estimated useful life of the acquired customer relationship intangible asset recognized in connection with the Acquisition. This customer relationship intangible asset was assigned a fair value £15.2 million, based upon established valuation techniques. For pro forma income statement purposes, the assigned asset value has been amortized over a useful life of 10 years, and the related expense has been translated to GBP at the applicable average foreign currency exchange rate for the period presented. The application of purchase price accounting did not result in the recognition of any other acquired definitive-life intangible assets.

(4)
A portion of the aggregate pro forma adjustment of approximately £9.5 million to the combined selling, general and administrative costs recognized by Endava and Velocity for the year-ended June 30, 2018 reflects the elimination of non-recurring transaction costs recognized by both Endava and Velocity. These non-recurring transaction costs included a substantial amount of non-recurring compensation earned by certain Velocity employees as a direct result of Endava’s acquisition of Velocity, as these employees were entitled to a portion of the cash consideration paid for the membership interests in Velocity based upon their employee participation rights that vested upon any change-in-control event.

(b) The pro forma adjustment recorded to increase the finance costs reported in the pro forma income statement for the fiscal year-ended June 30, 2018 is comprised of the following components (in thousands):

Year Ended June 30, 2018
Elimination of Velocity, LLC's Interest Expense (1)	£11
Incremental Interest and Finance Costs Related to Refinanced Revolver (2)	(194)
Fees Attributable to Holdback Letter of Credit (3)	(45)
Net Pro Forma Adjustment	£(228)
________________

(1)
The aggregate pro forma adjustment of £(0.2) million includes a reduction to finance costs of £11,340 related to interest expense incurred by Velocity during the period from July 1, 2017 through December 29, 2017 (the date of the Acquisition). As the purchase of Velocity was structured as a cash-free, debt-free acquisition, Velocity’s entire debt balance was extinguished upon consummation of the Acquisition. This adjustment eliminates the interest expense incurred on the extinguished debt, as if the extinguishment had occurred on July 1, 2017.

(2)
The aggregate pro forma adjustment of £(0.2) million includes incremental finance costs of £0.2 million to reflect the net impact that (A) the extinguishment of Endava’s prior revolving credit facility and (B) the execution and borrowing of funds against Endava’s new revolving credit facility would have had on interest expense for the period presented, if these actions were taken on July 1, 2017. All borrowings under Endava’s new revolving credit facility are subject to variable interest rates. The estimated pro forma interest expense adjustments related to the new revolving credit facility are based upon the interest rates that were in effect as of the date of the Acquisition. A change of 0.125% in the interest rate charged on the Company’s borrowings under its new credit facility would increase or decrease the pro forma interest expense reported for the year-ended June 30, 2018 by approximately £49,263. The following table summarizes the material components of the net financing cost adjustment attributable to the Debt Refinancing (in thousands):

Year Ended June 30, 2018
Estimated interest expense related to newly executed revolving credit facility	£(378)
Elimination of interest expense incurred on extinguished revolving credit facility	184
Net Pro Forma Adjustment	£(194)

(3)
The aggregate pro forma adjustment of £(0.2) million includes incremental finance costs of £45, for year-ended June 30, 2018, which reflects the fees that are expected to be charged on the letter of credit issued with respect to the holdback amount of $6 million. Fees are incurred at a rate of 2% per annum on the outstanding letter of credit amount and have been translated from U.S. dollars to GBP at the applicable average foreign currency exchange rate for the period presented.

(c) The pro forma adjustment of £(7,170) to finance income for the year-ended June 30, 2018 eliminates the interest income earned by Velocity during the period between July 1, 2017 and December 29, 2018 (the Acquisition date). As the purchase of Velocity was structured as a cash-free, debt-free acquisition, Velocity’s cash was effectively transferred to its former equity holders upon consummation of the Acquisition. This adjustment assumes that this transfer occurred on July 1, 2017.

(d) The pro forma adjustment recorded with respect to the tax on profit of ordinary activities for the year-ended June 30, 2018 was calculated as follows (in thousands):

Year Ended June 30, 2018
Incremental taxes historically charged to Velocity's founder (1)	£2,426
Tax impact of pro forma adjustments (2)	(2,855)
Net Pro Forma Adjustment	£(429)
________________

(1)
Prior to the Acquisition, Velocity was structured as a pass-through entity for taxation purposes. Accordingly, Velocity’s equity holders were primarily responsible for the payment of taxes on the business’s earnings. Subsequent to the Acquisition, the taxable earnings of the acquired business will be directly subject to taxation in the United States. Accordingly, the pro forma adjustment of approximately £2.4 million for the fiscal year-ended June 30, 2018 assumes that this change in responsibility for the payment of taxes on earnings occurred as of July 1, 2017. The adjustment also assumes that 100% of Velocity’s reported pre-Acquisition profit or loss before taxes would have been subject to tax expense or a tax benefit at a blended U.S. effective tax rate (including state taxes) of 31% for the pro forma period ended June 30, 2018, which gives effect to the reduction in the U.S. federal corporate tax rate to 21% as of January 1, 2018.

(2)
Statutory tax rates were applied, as appropriate, to each pro forma adjustment, based on the jurisdiction in which the adjustment would occur. As post-Acquisition results of the acquired business are expected to be taxed in the United States, Endava applied a blended U.S. effective tax rate (including state taxes) of 31% for the pro forma period ended June 30, 2018, which gives effect to the reduction in the U.S. federal corporate tax rate to 21% as of January 1, 2018, to all pro forma adjustments to the historical results reported by Velocity. In order to give effect to the tax impact of certain adjustments related to the interest expense that will be incurred in the United Kingdom ,a U.K. statutory tax rates of 19.0% was applied for the pro forma period ended June 30, 2018. The actual effective tax rate of the combined company could be significantly different, depending on the post-acquisition geographical mix of income and other factors.

(e) In connection with the Acquisition, Endava executed certain transactions and agreements that directly impact the weighted-average number of potentially dilutive ordinary shares outstanding. The following table reconciles the weighted-average number of basic shares outstanding as of June 30, 2018 to the pro forma weighted-average number of dilutive shares outstanding as of June 30, 2018:

Year Ended June 30, 2018
Unadjusted basic weighted-average common shares outstanding	45,100,165
Unadjusted dilutive weighted-average common shares outstanding	5,326,051
Pro forma dilutive shares (1)	766,918
Pro forma diluted weighted-average common shares outstanding	51,193,134
________________

(1)
These pro forma dilutive shares reflect the Class A ordinary shares potentially issuable for purposes of satisfying the contingent equity consideration attributable to the Acquisition, the equity bonus arrangements entered into with certain continuing employees of Velocity and the LTIP awards provided to certain continuing employees of Velocity, that were not already included in the reported diluted number of shares at June, 30 2018. Determination of the number of dilutive shares gives effect to the treasury method, where applicable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Unless otherwise indicated or the context otherwise requires, all references to “Endava,” “Endava Limited,” “Endava plc,” the “Group,” the “Company,” “we,” “us,” and “our” refer to (i) Endava Limited and our wholly-owned subsidiaries for all periods prior to the completion of our corporate reorganization and (ii) Endava plc and our wholly-owned subsidiaries for all periods after the re-registration of Endava Limited as a public limited company.
Item 6. Indemnification of Directors and Officers.
Subject to the U.K. Companies Act 2006, members of our board of directors and its officers have the benefit of the following indemnification provisions in our Articles of Association:
Current and former members of our board of directors or officers shall be reimbursed for:

(i)
all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to us, including any liability incurred in defending any criminal or civil proceedings; and

(ii)
expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect us as a company, or collectively the Statutes, arising in relation to us or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.

In the case of current or former members of our board of directors, there shall be no entitlement to reimbursement as referred to above for (1) any liability incurred to us or any associated company, (2) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (3) the defense of any criminal proceeding if the member of our board of directors is convicted, (4) the defense of any civil proceeding brought by us or an associated company in which judgment is given against the director, and (5) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect us as a company in which the court refuses to grant relief to the director.
In addition, members of our board of directors and its officers who have received payment from us under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that we may prescribe or where we have reserved the right to require repayment.
Item 7. Recent Sales of Unregistered Securities.
The following list sets forth information regarding all unregistered securities issued by us since January 1, 2015 through the date of the prospectus that is a part of this registration statement:

(1)
In March 2015, we issued an aggregate of 688,890 ordinary shares to certain of our directors and executive officers upon the exercise of stock options under the Endava Limited Enterprise Management Incentives Plan, at a weighted average exercise price of £0.21.

(2)
In April 2015, we issued an aggregate of 2,039,320 ordinary shares to employees, including certain of our directors and executive officers upon the exercise of stock options under the Endava Limited Enterprise Management Incentives Plan, at a weighted average exercise price of £0.17.

(3)
In May 2015, we issued an aggregate of 373,910 ordinary shares to employees upon the exercise of stock options under the Endava Limited Enterprise Management Incentives Plan, at a weighted average exercise price of £0.16.

(4)
In June 2015, we issued an aggregate of 2,508,610 ordinary shares to employees, including certain of our directors and executive officers upon the exercise of stock options under the Endava Limited Enterprise Management Incentives Plan, at a weighted average exercise price of £0.17.

(5)	In June 2015, we issued an aggregate of 2,375,000 ordinary shares to three investors as consideration in connection with the acquisition of PS Tech d.o.o.

(6)	In October 2015, we issued an aggregate of 323,100 ordinary shares to two investors as consideration in connection with the acquisition of Nickel Fish Design LLC.
Additionally, since January 1, 2015, we issued an aggregate of 1,487,450 equity awards under our Endava Limited 2015 Long Term Incentive Plan to employees, including certain executive officers, and 18,750 equity awards under our Endava Limited 2017 Non-Executive Director Long Term Incentive Plan to our directors. As of October 31, 2018, 251,000 such equity awards had been canceled or forfeited back to us, and 1,255,200 such equity awards remained outstanding.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (and Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 8. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description of Document
3.1
Articles of Association of Endava plc, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-226010), filed with the SEC on June 29, 2018 (the “F-1 Registration Statement”)).

4.1
Form of Deposit Agreement (incorporated by reference to Exhibit (a) of the Registrant’s Pre-Effective Amendment No. 1 to Form F-6 registration statement (File No. 333-226021), filed with the SEC on July 18, 2018 (the “F-6 Registration Statement”)).

4.2	Form of American Depositary Receipt (incorporated by reference to Exhibit (a) of our F-6 Registration Statement).
5.1*	Opinion of Cooley (UK) LLP
10.1+	Endava Share Option Plan (incorporated by reference to Exhibit 10.1 to our F-1 Registration Statement).
10.2+	Endava Joint Share Ownership Plan (incorporated by reference to Exhibit 10.2 to our F-1 Registration Statement).
10.3+	Endava Limited [2015] Long Term Incentive Plan (incorporated by reference to Exhibit 10.3 to our F-1 Registration Statement).
10.4+	Endava Limited 2017 Non-Executive Director Long Term Incentive Plan (incorporated by reference to Exhibit 10.4 to our F-1 Registration Statement).
10.5+	Endava plc 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to our F-1 Registration Statement).
10.6+	Endava plc 2018 Sharesave Plan (incorporated by reference to Exhibit 10.6 to our F-1 Registration Statement).
10.8	Form of Deed of Indemnity for Directors and Officers (incorporated by reference to Exhibit 10.8 to our F-1 Registration Statement).
10.9
Lease Agreement by and among Gide Loyrette Nouel LLP, Endava (UK) Limited and Endava Limited, dated as of July 8, 2014, for the East Premises (incorporated by reference to Exhibit 10.9 to our F-1 Registration Statement).

10.10
Lease Agreement by and among Gide Loyrette Nouel LLP, Endava (UK) Limited and Endava Limited, dated as of July 8, 2014, for the West Premises (incorporated by reference to Exhibit 10.10 to our F-1 Registration Statement).

10.11	Multicurrency Revolving Facility Agreement between Endava Limited and HSBC Bank PLC, dated December 19, 2017 (incorporated by reference to Exhibit 10.11 to our F-1 Registration Statement).
21.1	Significant Subsidiaries of Endava plc (incorporated by reference to Exhibit 8.1 to our Annual report on Form 20-F filed with the SEC on October 11, 2018).
23.1*	Consent of KPMG LLP, independent registered public accounting firm.
23.2*	Consent of Moss Adams LLP, independent auditor.
23.3*	Consent of Cooley (UK) LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereto).
________________

*	Filed herewith.

+	Indicates management contract or compensatory plan.

(b)	Financial Statement Schedules.
All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 11th day of January, 2019.

ENDAVA PLC

By:	/s/ John Cotterell
John Cotterell
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Cotterell and Mark Thurston, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Cotterell	Chief Executive Officer and Director (Principal Executive Officer)	January 11, 2019
John Cotterell

/s/ Mark Thurston	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	January 11, 2019
Mark Thurston

/s/ Andrew Allan	Director	January 11, 2019
Andrew Allan

/s/ Ben Druskin	Director	January 11, 2019
Ben Druskin

/s/ Mike Kinton	Director	January 11, 2019
Mike Kinton

/s/ David Patillo	Director	January 11, 2019
David Patillo

/s/ Trevor Smith	Director	January 11, 2019
Trevor Smith

ENDAVA INC.

By:	/s/ Simon Whittington	January 11, 2019
Name: Simon Whittington
Title: Managing Director